UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.       )
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VENTAS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VENTAS, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

111 South Wacker Drive
Suite 4800
Chicago, Illinois 60606
(877) 483-6827

March 28, 2011

Dear Stockholder:

I am pleased to invite you to attend Ventas, Inc.’s 2011 Annual Meeting of Stockholders. This year’s meeting will be held at 8:00 a.m. local time on Thursday, May 12, 2011, at our corporate headquarters at 111 South Wacker Drive in Chicago, Illinois.

Please refer to the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for detailed information on each of the proposals to be considered and acted upon at the meeting.

Your vote is very important — if you do not vote your shares, you will not have a say in the matters to be voted on at the meeting. To ensure your vote is recorded promptly, I urge you to vote your shares as soon as possible by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided, even if you plan to attend the meeting in person.

The Board of Directors appreciates your interest in Ventas, Inc.

Sincerely,

Debra A. Cafaro
Chairman of the Board and
  Chief Executive Officer

111 South Wacker Drive
Suite 4800
Chicago, Illinois 60606
(877) 483-6827

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of Stockholders of Ventas, Inc. will be held at 8:00 a.m. local time on Thursday, May 12, 2011, at 111 South Wacker Drive, 29th Floor, Chicago, Illinois 60606. We are holding the Annual Meeting to consider and vote on the following matters:

1.	The election of ten directors nominated by our Board of Directors and named in the Proxy Statement to hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

3.	An advisory vote to approve our executive compensation;

4.	An advisory vote as to the frequency of advisory votes to approve our executive compensation; and

5.	Such other business as may properly come before the meeting or any adjournments thereof.

The Proxy Statement, which follows this Notice, fully describes these matters. We have not received notice of any other proposals to be presented at the Annual Meeting.

You may vote at the Annual Meeting and any postponements or adjournments thereof if you were a stockholder of record as of the close of business on March 16, 2011, the record date for the meeting. For ten days prior to the Annual Meeting, a list of shareholders entitled to vote will be available for inspection at our corporate headquarters, 111 South Wacker Drive, Suite 4800, Chicago, Illinois 60606.

We ask that you vote your shares promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

By Order of the Board of Directors,

T. Richard Riney
Executive Vice President, Chief Administrative
  Officer, General Counsel and Corporate Secretary

Chicago, Illinois
March 28, 2011

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Information about this Proxy Statement

Solicitation of Proxies

This Proxy Statement is being furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors (the “Board”) of Ventas, Inc. (“Ventas,” “we” or “us”) for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. local time on Thursday, May 12, 2011 at 111 South Wacker Drive, 29th Floor, Chicago, Illinois 60606, and at any adjournments thereof. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) and that is designed to assist you in voting your shares.

Notice of Electronic Availability of Proxy Statement and Annual Report

We are making this Proxy Statement and the materials accompanying it available to our stockholders electronically via the Internet, as permitted by the SEC’s rules. We will mail to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials and how to vote online. Starting on or about March 28, 2011, we will also mail this Proxy Statement and the materials accompanying it to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice described above.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 12, 2011:

This Proxy Statement and our 2010 Annual Report (consisting of the 2010 Chairman’s Letter to
Investors and 2010 Form 10-K) are available at www.proxyvote.com.

Householding

We have adopted a procedure, approved by the SEC, which permits us to deliver a single set of proxy materials (other than proxy cards, which will remain separate) to stockholders who have the same address and consent in writing to this delivery method or to stockholders who have the same address and last name, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure, known as “householding,” is designed to eliminate duplicate mailings and conserve natural resources and will reduce our printing costs and postage fees.

If you share an address with another stockholder and currently receive multiple copies of our proxy materials, but wish to receive only a single copy of such documents for your household, please contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if you currently participate in householding and wish to receive a separate copy of our proxy materials, please contact Broadridge as indicated above. Upon receipt of your request, we will promptly deliver the requested materials to you.

Cost of Proxy Solicitation

We will bear the cost of soliciting proxies by the Board. In addition to mail, proxies may be solicited in person or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services. We have engaged Georgeson Inc. to distribute and solicit proxies. We will pay Georgeson Inc. a fee of $9,500, plus reimbursement of reasonable out-of-pocket expenses, for these services. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to the beneficial owners of our common stock.

Information about Voting

Who Can Vote

Only stockholders of record at the close of business on March 16, 2011 are entitled to vote at the Annual Meeting. As of that date, 162,962,827 shares of our common stock, par value $0.25 per share, were outstanding. Each share of our common stock entitles the owner to one vote on each matter properly brought before the Annual Meeting. However, certain shares designated as “Excess Shares” (which are generally any shares owned in excess of 9.0% of the outstanding common stock) or as “Special Excess Shares” pursuant to our Amended and Restated Certificate of Incorporation, as amended (“Charter”), may not be voted by the record owner thereof, but will instead be voted in accordance with Article IX of our Charter.

A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the meeting at our principal executive offices located at 111 South Wacker Drive, Suite 4800, Chicago, Illinois 60606.

How to Vote

You may vote your shares in one of several ways, depending on how you own your shares. If you own shares registered in your name (a “stockholder of record”), you may vote in one of the following ways:

•	By telephone—You may vote your shares by calling 1-800-690-6903. You may vote by telephone 24 hours a day, seven days a week until 11:59 p.m. Eastern time on the day before the meeting date. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. Have your proxy card in hand when you call and follow the instructions. If you vote by telephone, you do not need to return your proxy card.

•	Over the Internet—You may vote your shares via the Web site www.proxyvote.com. You may vote over the Internet 24 hours a day, seven days a week until 11:59 p.m. Eastern time on the day before the meeting date. As with telephone voting, you may confirm that the system has properly recorded your vote. Have your proxy card in hand when you access the Web site and follow the instructions. If you vote over the Internet, you do not need to return your proxy card. Please note that you may incur costs charged by telephone companies or Internet access providers if you vote over the Internet.

•	By mail—If you have requested paper copies of our proxy materials by mail, you may vote your shares by signing, dating and returning the proxy card in the postage-paid envelope provided.

•	In person—You may vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of our proxy materials by mail) or completing a ballot that will be distributed at the Annual Meeting.

If you own shares registered in the name of a bank, broker or other holder of record (a “beneficial owner”), you should follow the instructions provided by your broker or nominee in order for your shares to be voted. If you are a beneficial owner and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or nominee to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted as the Board recommends, which is:

Proposal 1—	FOR the election of all nominees for director named in this Proxy Statement;

Proposal 2—	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

Proposal 3—	FOR the approval, on an advisory basis, of our executive compensation;

Proposal 4—	Every 1 YEAR, on an advisory basis, as to the frequency of advisory votes to approve our executive compensation; and

In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

Revocation of Proxies

Stockholders of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

•	Executing and returning a later-dated proxy card;

•	Subsequently voting by telephone or over the Internet (until 11:59 p.m. Eastern time on the day before the meeting date); or

•	Submitting a written notice of revocation to our Corporate Secretary at our office located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223.

A stockholder of record may also attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be revoked automatically. Attendance at the Annual Meeting by itself will not constitute revocation of a proxy. Beneficial owners should follow the instructions provided by their broker or nominee to revoke a proxy, if applicable. No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for their consideration.

Quorum Requirement

The holders of a majority of the shares of common stock outstanding as of the record date must be present, in person or represented by proxy, to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the broker or nominee with respect to a proposal on which the broker or nominee does not have discretionary authority to vote.

If you are a beneficial owner, your broker or nominee has discretionary authority, under current NYSE rules, to vote your shares on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011 (Proposal 2), even if you do not provide voting instructions. However, your broker or nominee does not have discretionary authority to vote on the election of directors (Proposal 1), the advisory vote to approve our executive compensation (Proposal 3), or the advisory vote as to the frequency of advisory votes to approve our executive compensation (Proposal 4) without instructions from you, in which case your shares will not be voted on these matters.

Votes Necessary for Action to Be Taken

Election of Directors (Proposal 1)

Under our Fourth Amended and Restated By-Laws (“By-Laws”), directors must be elected by a majority of votes cast in uncontested elections. This means that the number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect. Under our Director Resignation Policy, in an uncontested election, any incumbent director-nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the certification of the election results. Our Nominating and Corporate Governance Committee (the “Nominating Committee”) is then required to make a recommendation to the Board as to whether it should accept or reject such resignation. Thereafter, the Board must decide whether to accept or reject such resignation and to publicly disclose its decision. In contested elections, the required vote is a plurality of votes cast.

Ratification of the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2011 (Proposal 2)

Under our By-Laws, a majority of the votes cast is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2011. Abstentions and broker non-votes will have no effect.

Advisory Vote to Approve Our Executive Compensation (Proposal 3)

A majority of the votes cast is required to approve, on an advisory basis, our executive compensation. Abstentions and broker non-votes will have no effect.

Advisory Vote as to the Frequency of Advisory Votes to Approve Our Executive Compensation (Proposal 4)

A plurality of votes cast will determine the preference of our stockholders, on an advisory basis, as to the frequency of advisory votes to approve our executive compensation. Pursuant to SEC rules, if an alternative receives a majority of votes cast and we adopt that frequency, we may exclude from future proxy statements any stockholder proposal asking that a different frequency be used. Abstentions and broker non-votes will have no effect.

A majority of the votes cast will be necessary to approve any other proposal that may properly come before the Annual Meeting. Accordingly, abstentions and broker non-votes will have no effect.

CORPORATE GOVERNANCE

Our Guidelines on Governance

Our Guidelines on Governance, which were first adopted in 2004, reflect the fundamental corporate governance principles by which our Board and its committees operate. These guidelines set forth general practices the Board follows with respect to Board structure and function, Board and committee organization and composition, and Board conduct. These guidelines are reviewed at least annually by the Nominating Committee and updated periodically in response to changing regulatory requirements, evolving corporate governance practices, concerns of our stockholders and otherwise as circumstances warrant.

Our Guidelines on Governance are available on our website at www.ventasreit.com under the “For Investors” tab at the top of the page and then under the “Corporate Governance” link. In addition, we will provide a copy of the Guidelines on Governance, without charge, upon request to our Corporate Secretary at Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223. The information on our website is not a part of this Proxy Statement.

Governance Information

In general, our Board provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions and enterprise risk management. Among other things, our Board considers and approves significant acquisitions, dispositions and other transactions, advises and counsels senior management on key financial and business objectives and monitors our progress with respect to these matters. Members of the Board are kept informed about matters affecting our business by various reports and materials provided to them on a regular basis by senior management, including presentations made at Board and committee meetings by our Chief Executive Officer, Chief Financial Officer and other executive officers.

Our Board Leadership Structure

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that different structures may be appropriate for companies of varying sizes and performance characteristics and with different histories and culture. Consistent with this understanding, the Board (led by its Nominating Committee) considers our Board leadership structure as part of its annual self-evaluation process, taking into account our existing operations and the current governance environment, to determine the optimal leadership structure for us and for our stockholders.

Pursuant to our By-Laws and our Guidelines on Governance, the Board has discretion in evaluating its leadership structure to determine whether to separate or combine the roles of our Chief Executive Officer and Chairman of the Board. Debra A. Cafaro has served as both our Chief Executive Officer and Chairman of the Board since 2003, and the Board continues to believe that her combined role is the optimal structure for us and our stockholders because it enables decisive leadership, ensures clear accountability and enhances our ability to consistently communicate our message and strategy to all of our stakeholders. Moreover, Ms. Cafaro possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business and, therefore, is best positioned to develop agendas that focus the Board’s time and attention on the most critical matters.

As required by our Guidelines on Governance, the independent members of our Board, after considering the recommendation of the Nominating Committee, annually select one independent director to serve as Presiding Director, whose specific responsibilities include, among other things, chairing the executive sessions and all other meetings of the independent directors. The Presiding Director also acts as the principal liaison between the Chairman and the independent directors, collaborating with the Chairman to set Board meeting agendas and schedules and to approve materials provided to directors, and has such additional duties as may be assigned from time to time by the independent directors or the Board. While the Presiding Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year, and Douglas Crocker II has been our Presiding Director since 2003. At this time, our Board believes that our current leadership structure—under which our Chief Executive Officer also serves as Chairman of the Board and a Presiding Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.

Our Board’s Role in Risk Oversight

While management has the responsibility to identify and manage on a daily basis our exposure to risk, our Board plays an active and primary role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management the significant risks facing us and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for investments. Directors regularly receive materials and information, including in-depth and in-person presentations from third-party experts, with respect to specific areas of risk, and the Board engages in comprehensive analyses and dialogue regarding those risks—a practice we have followed since 2008. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business, and ensures that the risks we face are well understood, mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.

In addition to the risk oversight function administered directly by the Board, each of the Audit and Compliance, Executive Compensation and Nominating Committees exercises oversight related to the risks associated with the particular responsibilities of that committee. In accordance with NYSE requirements, the

Audit and Compliance Committee (the “Audit Committee”) reviews financial, accounting and internal control risks and the mechanisms through which we assess and manage risk. In addition, the Audit Committee has certain responsibilities with respect to our compliance programs, such as our Conflicts of Interest and Whistleblower Policies. Similarly, the Executive Compensation Committee (the “Compensation Committee”) considers whether the structure of our compensation programs, as they relate to both executive officers and employees generally, encourages excessive risk-taking, and the Nominating Committee focuses on risks related to succession planning. The chairs of these committees report on such matters to the full Board. We believe that this division of responsibilities is the most effective approach for identifying and addressing the risks facing us and that our Board leadership structure appropriately supports the Board’s role in risk oversight.

Attendance at Meetings

Our Board held a total of 15 meetings during 2010. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served that were held during the time he or she was a director in 2010. See “—Board and Committee Membership” below.

We encourage, but do not require, all directors to attend our annual meetings of stockholders. All directors who were nominated for re-election at our 2010 Annual Meeting of Stockholders attended that meeting.

Executive Sessions of Independent Directors

Our independent directors meet in executive session, outside the presence of management, at a minimum, at each regularly scheduled quarterly Board meeting. The Presiding Director chairs all regularly scheduled executive sessions and all other meetings of the independent directors.

Communications with Directors

Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Corporate Secretary, Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, or by submitting an e-mail to bod@ventasreit.com. Communications addressed to the Board are screened by our Corporate Secretary for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

Additionally, stockholders and other parties interested in communicating directly with the Presiding Director of the Board or with the non-management directors as a group may do so by writing to Presiding Director, Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, or by sending an e-mail to independentbod@ventasreit.com.

Director Nominations and Criteria for Board Membership

Our Guidelines on Governance set forth, among other things, the process by which the Nominating Committee identifies and evaluates nominees for Board membership. Under this process, the Nominating Committee annually considers and recommends to the Board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating Committee considers: incumbent directors who have indicated a willingness to continue to serve on our Board; candidates, if any, nominated by our stockholders; and other potential candidates identified by the Nominating Committee. Additionally, if at any time during the year a seat on the Board becomes vacant or a new seat is created, the Nominating Committee considers and recommends a candidate to the Board for appointment to fill the seat.

In evaluating potential director candidates, the Nominating Committee considers, among other factors, the experience, qualifications and attributes listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the perceived needs of our Board at that time. The Nominating Committee regularly reviews the composition of the Board in light of our changing requirements and seeks nominees who, taken together as a group, possess the skills and expertise appropriate for an effective Board. While different perspectives, skill sets, education, ages, genders, ethnic origins and business experience are factors considered in its annual nomination process, the Nominating Committee has not established a formal policy regarding diversity in identifying potential director candidates. Moreover, no single factor or group of factors is necessarily dispositive of whether a candidate will be recommended by the Nominating Committee. The Nominating Committee will consider and apply these same standards in evaluating individuals recommended for nomination by our stockholders in accordance with the procedures described in this Proxy Statement under “Requirements, Including Deadlines, for Submission of Stockholder Proposals, Director Nominations and Other Business.”

In general, the Nominating Committee seeks to include on our Board a complementary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the Board confronts without representing any particular interest group or constituency. Accordingly, our Guidelines on Governance provide that, in general, nominees for membership on the Board should:

•	Have demonstrated management or technical ability at high levels in successful organizations;

•	Be currently employed in positions of significant responsibility and decision-making;

•	Have experience relevant to our operations, such as real estate, real estate investment trusts, healthcare, finance or general management;

•	Be well-respected in their business and home communities;

•	Have time to devote to Board duties; and

•	Be independent from us (except in the case of our Chief Executive Officer) and not related to our other directors or employees.

In addition, our directors are expected to be active participants in governing our enterprise, and the Nominating Committee looks for certain characteristics common to all Board members, including integrity, independence, leadership ability, constructive and collegial personal attributes, candor and the ability and willingness to evaluate, challenge and stimulate.

The Board’s satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating Committee and the Board, as well as the Board’s self-evaluation process. Based upon these activities and the Nominating Committee’s review of the current composition of the Board, the Nominating Committee and the Board believe that these criteria have been satisfied.

Upon the closing of our pending acquisition of substantially all of the real estate assets of Atria Senior Living Group, Inc. (together with its affiliates, “Atria”), we will enter into a Director Appointment Letter (the “Director Letter”) that will provide certain affiliates of Lazard Real Estate Partners LLC (“LREP”) the right to designate one individual for nomination to our Board for so long as they beneficially own 3% or more of the outstanding shares of our common stock. We expect to appoint Matthew J. Lustig to our Board as the LREP affiliates’ designee. Mr. Lustig is Chief Executive Officer and a Managing Principal of LREP and a Managing Director of Lazard Alternative Investments LLC, an affiliate of LREP. The Board has assessed Mr. Lustig’s qualifications, skills and attributes and has determined that his appointment will complement our existing Board. However, if our acquisition of Atria’s real estate assets is not completed in advance of the Annual Meeting, Mr. Lustig’s nomination for election at the Annual Meeting may be withdrawn.

We have from time to time retained search firms and other third parties to assist us in identifying potential candidates based on specific criteria that we provided to them, including the qualifications listed above. We may retain search firms and other third parties on similar or other terms in the future.

Director Independence

Our Guidelines on Governance require that at least a majority of the Board be comprised of directors who meet the criteria for independence under the rules and regulations of the NYSE. For a director to be considered independent under the NYSE’s listing standards, the Board must affirmatively determine that the director has no direct or indirect material relationship with us. On March 11, 2011, the Board evaluated the independence of each non-management director and director-nominee on a case-by-case basis. The Board considered any matters that could affect the ability of each non-management director and director-nominee to exercise independent judgment in carrying out his or her responsibilities as a director, including all transactions and relationships between, on one hand, such director or director-nominee, his or her family members and organizations with which the director or director-nominee or his or her family members have an affiliation and, on the other hand, us, our subsidiaries and our management. Any such matters were evaluated both from the standpoint of the director or director-nominee and from that of persons or organizations with which the director or director-nominee has an affiliation, and each existing director abstained from the vote pertaining to the determination of his or her independence.

Based on its review, the Board has affirmatively determined that each of the following directors has no direct or indirect material relationship with us and qualifies as independent under the NYSE’s standards: Douglas Crocker II, Ronald G. Geary, Jay M. Gellert, Robert D. Reed, Sheli Z. Rosenberg, Glenn J. Rufrano, James D. Shelton and Thomas C. Theobald. Ms. Cafaro is not considered independent under the rules and regulations of the NYSE because of her employment as our Chairman and Chief Executive Officer. Mr. Lustig is not considered independent under the rules and regulations of the NYSE because of his affiliation with LREP and Atria Senior Living, Inc., an entity that is expected to manage all of the real estate assets we acquire from Atria.

In evaluating Mr. Geary’s independence, the Board considered our relationship with Res-Care, Inc. (“ResCare”), an entity for which Mr. Geary previously served as Chairman of the Board and Chief Executive Officer, pursuant to the Master Lease Agreement described under “Transactions with Related Persons—Transactions with ResCare” and determined that, under the NYSE listing standards, such relationship is not material to Mr. Geary, ResCare or us from a financial perspective or otherwise. In making its determination, the Board considered that Mr. Geary is no longer employed by ResCare, that the total annual payments made to us under the Master Lease Agreement in 2010 constituted less than one-tenth of one percent (0.1%) of the annual gross consolidated revenues of ResCare and less than one-tenth of one percent (0.1%) of our annual gross consolidated revenues, that the transaction with ResCare was made in the ordinary course of business and that the terms of the Master Lease Agreement represent market rates. The Board does not believe this relationship will affect Mr. Geary’s ability to exercise independent judgment in carrying out his responsibilities as a director of Ventas.

Code of Ethics and Business Conduct

All of our directors and employees, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer and Controller, as well as all of the directors and officers of our subsidiaries, are required to comply with our Code of Ethics and Business Conduct to ensure that our business is conducted in accordance with consistent legal and ethical standards. The Code of Ethics and Business Conduct covers all major areas of professional conduct, including employment practices, conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information and other company assets, compliance with applicable laws and regulations, and proper and timely reporting of financial results.

Our Code of Ethics and Business Conduct is available on our website at www.ventasreit.com under the “For Investors” tab at the top of the page and then under the “Corporate Governance” link. In addition, we will provide a copy of the Code of Ethics and Business Conduct, without charge, upon request to our Corporate Secretary at Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223. Waivers from, and amendments to, the Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our website at www.ventasreit.com. The information on our website is not a part of this Proxy Statement.

Board and Committee Membership

Our Board has five standing committees that perform certain functions for the Board: the Audit Committee; the Compensation Committee; the Executive Committee; the Investment Committee; and the Nominating Committee.

The table below provides current membership and 2010 meeting information for each of our Board committees:

	Audit	Compensation	Executive	Investment	Nominating
Name	Committee	Committee	Committee	Committee	Committee
Debra A. Cafaro			X	X

Douglas Crocker II*			X	C	X

Ronald G. Geary	C				X

Jay M. Gellert		C

Robert D. Reed	X

Sheli Z. Rosenberg	X		X		C

Glenn J. Rufrano

James D. Shelton		X		X

Thomas C. Theobald		X	C

Total Meetings in 2010	5	8	0	0	7

*	Presiding Director

C	= Committee chair

Each of the Audit, Compensation and Nominating Committees operates pursuant to a written charter. These charters are available on our website at www.ventasreit.com under the “For Investors” tab at the top of the page and then under the “Corporate Governance” link. In addition, we will provide copies of the Audit, Compensation and Nominating Committee charters, without charge, upon request to our Corporate Secretary at Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223. Information on our website is not a part of this Proxy Statement.

Audit and Compliance Committee

The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and independent registered public accounting firm. Among other things, the Audit Committee:

•	Prepares the report required by SEC rules to be included in our annual proxy statement;

•	Annually assesses the adequacy of its charter and reviews its performance;

•	Appoints and evaluates our independent registered public accounting firm;

•	Compensates, retains and oversees the work of the independent registered public accounting firm (including the resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; reviews and approves our annual audited financial statements, quarterly financial statements and other reports and statements filed with the SEC;

•	Approves all audit services and permitted non-audit services (including the fees and terms thereof);

•	Reviews significant issues and judgments concerning our financial statements, regulatory and accounting initiatives and internal controls;

•	Reviews quarterly reports from the independent registered public accounting firm on all critical accounting policies to be used, alternative treatment of financial information and other material written communications between the independent registered public accounting firm and management;

•	Reviews our earnings press releases, as well as any financial information and earnings guidance provided to analysts and ratings agencies;

•	Reviews our risk exposures, including our risk assessment and risk management policies and guidelines;

•	Reviews disclosures by our Chief Executive Officer and Chief Financial Officer about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	Discusses with the independent registered public accounting firm any problems relating to the conduct of the audit and management’s response thereto;

•	Reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm, including the lead partner of the audit team;

•	Annually reviews a report from the independent registered public accounting firm regarding (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent registered public accounting firm and us;

•	Oversees our internal audit function;

•	Reviews conflicts of interest and similar matters involving our directors or officers;

•	Establishes procedures for the receipt, retention and treatment of complaints concerning financial matters;

•	Reviews correspondence with regulators or governmental agencies and any published reports concerning our financial statements; and

•	Reviews accounting and financial personnel.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditors and our financial management.

The Board has determined that each member of the Audit Committee is independent and satisfies the independence standards of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules and regulations of the SEC and the NYSE listing standards, including the additional independence requirements for audit committee members. The Board has also determined that each member of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” for purposes of the SEC’s rules.

Executive Committee

The Board has delegated to the Executive Committee the power to direct the management of our business and affairs in emergency situations during the intervals between meetings of the Board, except for matters specifically reserved for the Board and its other committees. The Executive Committee exercises its delegated authority only under extraordinary circumstances and has not held a meeting since 2002.

Executive Compensation Committee

The Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee makes all compensation decisions for, and reviews the performance of, each of our executive officers other than the Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes compensation recommendations for, the Chief Executive Officer. However, final decisions regarding compensation for the Chief Executive Officer are made by the non-management members of the Board, taking into consideration the Compensation Committee’s recommendations.

The Compensation Committee meets regularly throughout the year to review our compensation philosophy and its continued alignment with our business goals and to consider and approve the executive compensation program for the coming year. The Compensation Committee, with the assistance of a nationally recognized independent compensation consultant, discusses changes, if any, to the program structure, assesses the appropriate peer comparators, sets base salaries, determines annual and long-term incentive award levels and establishes the applicable company and individual performance goals for annual and long-term incentive awards. Our executive officers provide support to the Compensation Committee throughout this process by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial company information and relevant data concerning our peer comparators as a supplement to the comparative market data prepared by the compensation consultant and making recommendations with respect to company goals and related performance metrics. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee any compensation changes affecting the other executive officers. However, Ms. Cafaro does not play any role in setting her own compensation. In addition, at the Compensation Committee’s request, either our General Counsel or our Senior Vice President, Human Resources will attend meetings to act as secretary and record the minutes of the meetings. At each regularly scheduled meeting, the Compensation Committee meets in executive session without management present.

The Compensation Committee meets during the first quarter of each year, typically in January, to review the achievement of corporate and individual performance goals for executives and to determine annual and long-term incentive awards for the prior year. Our executive officers provide support to the Compensation Committee in this process, and the Chief Executive Officer makes award recommendations with respect to the other executive officers.

Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties and to approve the terms of retention and fees to be paid to those consultants and advisors. The compensation consultant reports to the Compensation Committee and receives no other fees from us outside its role as advisor to the Board and the Compensation Committee. Although the compensation consultant periodically interacts with company employees to gather and review information related to our executive compensation program, this work is done at the direction of the Compensation Committee. Pursuant to our Compensation Consultant Independence Policy, any compensation consultant retained by the Compensation Committee must be independent, as determined annually by the Compensation Committee in its reasonable business judgment, considering all relevant facts and circumstances.

The Board has determined that each member of the Compensation Committee is independent and satisfies the NYSE listing standards. The Board has also determined that each member of the Compensation Committee meets the additional requirements for compensation committee members under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Independent Compensation Consultant

The Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its independent consultant to advise it and the non-management members of the Board, as applicable, on matters related to our executive compensation levels and program design for 2010. The Compensation Committee reviews the scope of work provided by PM&P on an annual basis and has determined that PM&P meets the independence criteria under our Compensation Consultant Independence Policy and applicable SEC guidelines. PM&P and its affiliates did not perform any non-executive compensation consulting services for us during the year ended December 31, 2010.

Compensation Risk Assessment

The Compensation Committee has considered whether our compensation policies and practices for all employees, including executive officers, create risks that are reasonably likely to have a material adverse effect on our company. As part of this risk assessment, management reviewed our existing compensation plans and programs, including our severance and change-in-control arrangements, in the context of our business risk environment. In its review, the Compensation Committee noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including, without limitation: a balanced mix of cash and equity compensation and annual and long-term incentives; multiple performance measures with payouts subject to the Compensation Committee’s or the Board’s overall assessment of performance; and equity compensation weighted more heavily towards restricted stock than stock options to provide greater incentive to create and preserve long-term stockholder value. Based on its evaluation, the Compensation Committee has determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not encourage excessive risk and instead promote behaviors that support long-term sustainability and stockholder value creation.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2010, Messrs. Gellert, Shelton and Theobald served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our executive officers serves on the board of directors.

Investment Committee

The function of the Investment Committee is to review and approve certain investments in, and acquisitions or development of, seniors housing and healthcare properties, as well as divestitures of properties, in accordance with our Amended and Restated Investment and Divestiture Approval Policy.

Nominating and Corporate Governance Committee

The Nominating Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, such as: identifying individuals qualified to become members of the Board; selecting, or recommending to the Board for selection, director-nominees; overseeing evaluation of the Board and Board committees; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; and generally advising the Board on corporate governance and related matters. Under the terms of its charter, the Nominating Committee also:

•	Establishes or approves the criteria for Board membership;

•	Makes recommendations to the Board regarding its size, composition and tenure of directors;

•	Reviews stockholder proposals and proposed responses;

•	Advises the Board on appropriate structure and operations of all committees of the Board, including committee member qualifications;

•	Reviews and recommends to the Board committee assignments and additional committee members to fill vacancies as needed;

•	Annually reviews and recommends to the Board the amount and types of compensation to be paid to our non-employee directors;

•	Annually reviews with the Board succession planning with respect to our Chief Executive Officer and other executive officers;

•	Periodically reviews our policies and procedures, including without limitation our Guidelines on Governance and Code of Ethics and Business Conduct, as it deems appropriate, and recommends any changes or modifications to the Board for approval;

•	Develops, implements, reviews and monitors an orientation program for new directors, as well as a continuing education program for existing directors;

•	Monitors developments, trends and best practices in corporate governance and takes such actions in accordance therewith, as it deems appropriate; and

•	Oversees, as it deems appropriate, an evaluation process of the Board and each of the Board committees, as well as an annual self-performance evaluation.

The Nominating Committee has the authority to form subcommittees of independent directors and delegate its authority, to the extent not otherwise inconsistent with its obligations and responsibilities.

The Board has determined that each member of the Nominating Committee is independent and satisfies the NYSE listing standards.

Non-Employee Director Compensation

Our Board believes that the level of non-employee director compensation should be competitive with comparable companies and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of that compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities.

Ms. Cafaro, our only employee director, does not receive compensation for her service as a director.

Cash Compensation

The cash compensation paid to, or earned by, our non-employee directors in 2010 was comprised of the following two components:

•	Quarterly retainer: Each non-employee director received a $12,500 retainer for each calendar quarter in which he or she served as a director. The Presiding Director received an additional $6,250 retainer for each calendar quarter of service.

•	Board and committee meeting fees: Each non-employee director received $1,500 for each Board meeting and $1,000 for each committee meeting he or she attended (including telephonic meetings, unless the meeting was ten minutes or less).

Pursuant to our Nonemployee Directors’ Deferred Stock Compensation Plan (the “Director Deferred Compensation Plan”), non-employee directors may elect to defer receipt of all or a portion of their retainer and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of our common stock on the deferral date. At the prior election of the participating director, dividend equivalents on the stock units are paid either in additional units or cash. After a participating director ceases to serve on the Board, or at such later time as he or she has previously designated, the director’s stock unit account is settled in whole shares of common stock on a one-for-one basis and distributed either in one lump sum or in installments over a period of not more than ten years, at the director’s prior election. Fractional stock units are paid out in cash.

Equity-Based Compensation

The equity-based compensation paid to our non-employee directors consists of stock options and shares of restricted stock or restricted stock units, at the director’s prior election, granted pursuant to our 2006 Stock Plan for Directors as follows:

•	On January 1 of each year, each non-employee director who is serving on such date receives: (1) options to purchase 5,000 shares of our common stock, having an exercise price equal to the fair market value on the date of grant; and (2) shares of restricted stock or restricted stock units, at his or her prior election, having an aggregate value equal to $100,000 minus the value of the same-day grant of stock options described in clause (1).

•	Upon initial election or appointment to the Board, each non-employee director receives: (1) options to purchase a number of shares of common stock equal to a pro rata portion of the number of stock options granted to the existing directors on January 1 of that year (determined by reference to the number of days remaining in the calendar year), having an exercise price equal to the fair market value on the date of grant; and (2) 2,000 shares of restricted stock or restricted stock units, at his or her prior election, plus a number of shares of restricted stock having an aggregate value equal to a pro rata portion of $100,000 minus the fair market value of the same-day grant of stock options described in clause (1) (in each case, determined by reference to the number of days remaining in the calendar year).

Stock options granted to our non-employee directors generally vest in two equal annual installments, beginning on the date of grant, and are subject to a ten-year term. The stock option exercise price is the closing price of our common stock on the date of grant. Shares of restricted stock and restricted stock units granted to our non-employee directors generally vest in two equal annual installments, beginning on the first anniversary of the date of grant.

Non-Employee Director Compensation Review Practices

The Nominating Committee is responsible for annually reviewing the amount and types of compensation to be paid to our non-employee directors. During this process, the Nominating Committee generally reviews and evaluates information contained in surveys compiled by the National Association of Real Estate Investment Trusts (“NAREIT”) and the National Association of Corporate Directors and may, as necessary, retain an independent compensation consultant to advise it on appropriate director compensation levels. Any changes to our non-employee director compensation program must be recommended by the Nominating Committee for approval by the Board.

In 2011, the Nominating Committee recommended, and the Board approved, certain changes to the cash compensation paid to our non-employee directors, based on a competitive analysis performed by The Delves Group, an independent compensation consultant retained by the Nominating Committee. The changes approved by the Board were effective January 1, 2011 and position our non-employee director compensation at market-competitive levels.

2010 Non-Employee Director Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2010:

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)	($)	($)
D. Crocker II	$102,000	$57,600	$42,400	—	—	—	$202,000

R. Geary	84,500	57,600	42,400	—	—	—	184,500

J. Gellert	80,500	57,600	42,400	—	—	—	180,500

R. Reed	77,500	57,600	42,400	—	—	—	177,500

S. Rosenberg	82,000	57,600	42,400	—	—	—	182,000

G. Rufrano (4)	35,500	125,053	22,450	—	—	—	183,003

J. Shelton	76,500	57,600	42,400	—	—	—	176,500

T. Theobald	77,500	57,600	42,400	—	—	—	177,500

(1)	The amounts shown in this column reflect quarterly retainer and meeting fees described above under “Non-Employee Director Compensation Program—Cash Compensation.” Mr. Crocker received an additional $25,000 retainer in 2010 for his service as the Presiding Director. Of the amounts shown in this column, the following directors elected to defer all or a portion of their retainer and meeting fees pursuant to the Director Deferred Compensation Plan described above and were credited with the following stock units: Mr. Crocker, $102,000 or 2,144 units; Mr. Gellert, $80,500 or 1,684 units; Mr. Reed, $38,750 or 814 units; Mr. Rufrano, $35,500 or 712 units.

(2)	The amounts shown in this column represent the full grant date fair value of shares of restricted stock or restricted stock units granted to each non-employee director, excluding stock units credited in lieu of retainer and meeting fees, calculated pursuant to Financial Accounting Standards Board (“FASB”) guidance regarding fair value provisions for share-based awards. See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating grant date fair value. Directors are generally entitled to dividends paid on vested and unvested shares of restricted stock and dividend equivalents on vested and unvested restricted stock units.

As of December 31, 2010, the aggregate number of vested and unvested shares of restricted stock and restricted stock units held by each non-employee director, excluding stock units credited in lieu of retainer and meeting fees, was as follows:

Mr. Crocker	35,278 shares
Mr. Geary	13,544 shares
Mr. Gellert	11,588 shares
Mr. Reed	5,375 shares
Ms. Rosenberg	11,588 shares
Mr. Rufrano	2,763 shares
Mr. Shelton	5,375 shares
Mr. Theobald	11,588 shares

(3)	The amounts shown in this column represent the full grant fair value of stock options granted to each non-employee director, calculated pursuant to FASB guidance regarding fair value provisions for share-based awards. See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating grant date fair value.

As of December 31, 2010, the aggregate number of shares underlying vested and unvested stock options held by each non-employee director was as follows:

Mr. Crocker	35,000 shares
Mr. Geary	10,000 shares
Mr. Gellert	55,000 shares
Mr. Reed	10,000 shares
Ms. Rosenberg	35,000 shares
Mr. Rufrano	2,849 shares
Mr. Shelton	10,000 shares
Mr. Theobald	45,000 shares

(4)	Mr. Rufrano was appointed to our Board, effective June 7, 2010. Upon his initial appointment, he was granted 2,763 shares of restricted stock and 2,849 stock options in accordance with our non-employee director compensation program.

Minimum Share Ownership Guidelines for Non-Employee Directors

Our minimum share ownership guidelines require each non-employee director to maintain a minimum number of shares of our common stock equal to the number of shares granted by us to the non-employee director as compensation during the 36-calendar month period immediately preceding the test date, minus any shares forfeited by the director to pay taxes on the vesting of those shares under our share withholding program. Compliance with the guidelines is reviewed on July 1 of each year, and each non-employee director has three years from the date that he or she first becomes subject to the guidelines to satisfy the minimum share ownership levels. Taking into account any permitted transition period, all of our non-employee directors are currently in compliance with these guidelines.

EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning each of our current executive officers. Ages shown for all executive officers are as of the date of the Annual Meeting.

Name and Position	Age	Business Experience
Debra A. Cafaro Chairman and Chief Executive Officer	53	Ms. Cafaro’s biographical information is set forth in this Proxy Statement under “Proposals Requiring Your Vote—Proposal 1: Election of Directors.”

Raymond J. Lewis President	46	Mr. Lewis joined us as Senior Vice President and Chief Investment Officer in 2002, was promoted to Executive Vice President in January 2006, and was named President in November 2010. From 2001 to 2002, he served as managing director of business development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation (“GECC”), which is a subsidiary of General Electric Corporation, where he led a team focused on mergers and portfolio acquisitions of healthcare assets. Mr. Lewis had previously been Executive Vice President of Healthcare Finance for Heller Financial, Inc., which was acquired by GECC in 2001, where his primary responsibility was healthcare lending. He is currently a member of the Executive Committee of the American Seniors Housing Association and the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry and is a former director of the Assisted Living Federation of America.

Todd W. Lillibridge Executive Vice President, Medical Property Operations and President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.	55	Mr. Lillibridge joined us as Executive Vice President, Medical Property Operations in July 2010 upon completion of our acquisition of Lillibridge Healthcare Services, Inc. (“Lillibridge”), now one of our wholly owned subsidiaries. He also serves as President and Chief Executive Officer of Lillibridge, where he is responsible for the strategic focus, vision and overall leadership of the subsidiary. Prior to joining its predecessor in 1982, and subsequently establishing Lillibridge & Company, Mr. Lillibridge was employed by Baird & Warner, Inc. in the real estate finance group and the development division. He is currently a member of the Economic Club of Chicago, Chairman of the World Presidents’ Organization of Chicago and serves on the Board of Directors of the Joffrey Ballet.

T. Richard Riney Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	53	Mr. Riney has been our Executive Vice President, General Counsel and Corporate Secretary since 1998 and our Chief Administrative Officer since February 2007. From 1996 to 1998, he served as Transactions Counsel for our predecessor, Vencor, Inc. Mr. Riney was previously a partner in the law firm of Hirn, Reed & Harper, where his areas of concentration were real estate and corporate finance. He is admitted to the Bar in Kentucky and is a member of NAREIT.

Name and Position	Age	Business Experience
Richard A. Schweinhart Executive Vice President and Chief Financial Officer	61	Mr. Schweinhart joined us as Senior Vice President and Chief Financial Officer in 2002, after briefly serving as a full-time consultant to us, and was promoted to Executive Vice President in January 2006. From 1998 to 2002, he served as Senior Vice President and Chief Financial Officer for Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”), where he was responsible for all financial aspects of the company, including accounting, finance, purchasing, insurance, tax, reimbursement and internal control. Before joining Kindred, Mr. Schweinhart was Senior Vice President of Finance for HCA, Chief Financial Officer at Galen Health Care, Inc. (a spin-off of Humana Inc. (“Humana”)) prior to its acquisition by HCA and Senior Vice President of Finance at Humana. He is a certified public accountant and started his professional career with the international accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP).

SECURITIES OWNERSHIP

Directors, Director-Nominees and Executive Officers

The following table shows, as of March 16, 2011, the number of shares of our common stock beneficially owned by each of our directors and director-nominees, each of our Named Executive Officers (defined in this Proxy Statement under “Executive Compensation — Compensation Discussion and Analysis”), and all of our directors, director-nominees and executive officers as a group:

	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned (1)(2)		Class (1)
D. Cafaro	1,493,530	(3)(4)	*

D. Crocker II	110,092	(3)(5)	*

R. Geary	29,636	(3)(5)	*

J. Gellert	98,048	(3)(5)	*

R. Lewis	235,757	(3)	*

T. Lillibridge	117,263	(3)	*

M. Lustig	—	(6)	*

R. Reed	21,385	(3)(5)	*

T.R. Riney	397,939	(3)(7)	*

S. Rosenberg	100,544	(3)(5)	*

G. Rufrano	8,728	(3)(5)	*

R. Schweinhart	402,655	(3)(8)	*

J. Shelton	19,616	(3)(5)	*

T. Theobald	56,949	(3)(5)(9)	*

All directors, director-nominees and executive officers as a group (14 persons)	3,092,142		1.9%

*	Less than 1%

(1)	Beneficial ownership of shares for purposes of this Proxy Statement, as determined in accordance with applicable rules of the SEC, includes shares as to which a person has or shares voting power and/or investment power (whether or not vested). Each named person is deemed to be the beneficial owner of securities that may be acquired within 60 days of March 16, 2011 through the exercise of options, warrants or rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Subject to the preceding sentence, percentages are based on 162,962,827 shares of common stock outstanding on March 16, 2011.

(2)	Except as set forth in these footnotes, the named persons have sole voting and investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.

(3)	Includes the following number of shares of common stock which the respective directors, director-nominees and Named Executive Officers have or will have the right to acquire pursuant to stock options exercisable as of or within 60 days after March 16, 2011: Ms. Cafaro, 832,643 (including 422,720 stock options held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s spouse is a co-trustee); Mr. Crocker, 37,500; Mr. Geary, 12,500; Mr. Gellert, 57,500; Mr. Lewis, 87,879; Mr. Lillibridge, 2,654; Mr. Reed, 12,500; Mr. Riney, 156,444; Ms. Rosenberg, 37,500; Mr. Rufrano, 3,925; Mr. Schweinhart, 276,166; Mr. Shelton, 12,500; and Mr. Theobald, 32,500.

(4)	Includes 5,000 shares held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s spouse is the trustee. Ms. Cafaro disclaims beneficial ownership of these 5,000 shares.

Does not include 152,934 shares of restricted stock granted to Ms. Cafaro on March 22, 2011. See “Executive Compensation—Compensation Discussion and Analysis—Amendments to Employment and Change of Control Severance Agreements; Lillibridge Employment Agreement.”

(5)	Includes the following number of restricted stock units held by the respective directors: Mr. Crocker, 4,713; Mr. Gellert, 9,113; and Mr. Theobald, 9,113. Also includes the following number of stock units credited to the respective directors’ stock unit accounts pursuant to the Director Deferred Compensation Plan: Mr. Crocker, 18,237; Mr. Geary, 2,098; Mr. Gellert, 12,382; Mr. Reed, 2,485; Ms. Rosenberg, 4,134; Mr. Rufrano, 1,015; Mr. Shelton, 716; and Mr. Theobald, 7,836.

(6)	In October 2010, we signed a definitive agreement to acquire substantially all of Atria’s real estate assets from private equity funds managed by LREP or its affiliates for a total purchase price of $3.1 billion, comprised of $1.35 billion of our common stock (a fixed 24.96 million shares), $150 million in cash and the assumption or repayment of $1.6 billion of net debt. Mr. Lustig is Chief Executive Officer and a Managing Principal of LREP and a Managing Director of Lazard Alternative Investments LLC, an affiliate of LREP, and, following the closing of the acquisition, he may be deemed to beneficially own the 24.96 million shares of our common stock that we issue to certain affiliates of LREP.

(7)	Includes 1,300 shares held in Mr. Riney’s IRA.

(8)	Includes 805 shares held in Mr. Schweinhart’s IRA and 800 shares held in Mr. Schweinhart’s spouse’s IRA. Mr. Schweinhart disclaims beneficial ownership of these 800 shares. Mr. Schweinhart has shared voting and investment power over 10,000 shares of common stock.

(9)	Includes 3,000 shares held in trust for the benefit of Mr. Theobald’s son, as to which Mr. Theobald is the trustee, and 1,000 shares held in a custody account for Mr. Theobald’s daughter. Mr. Theobald disclaims beneficial ownership of these 4,000 shares. Also includes 3,500 shares that are subject to a margin account.

Principal Stockholders

The following table shows, as of March 16, 2011, the number of shares of common stock beneficially owned by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:

	Common Stock
	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Class (1)
BlackRock, Inc.	11,717,669(2)	7.19%
40 East 52nd Street
New York, NY 10022

Cohen & Steers, Inc.	11,043,221(3)	6.78%
280 Park Avenue
10th Floor
New York, NY 10017

FMR LLC	15,889,093(4)	9.75%
82 Devonshire Street
Boston, MA 02109

Stichting Pensioenfonds ABP	10,565,630(5)	6.48%
Oude Lindestraat 70
Postbus 2889
6401 DL Heerlen
The Kingdom of the Netherlands

The Vanguard Group, Inc.	16,479,831(6)	10.11%
100 Vanguard Boulevard
Malvern, PA 19355

Vanguard Specialized Funds — Vanguard REIT Index Fund	8,305,824(7)	5.10%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	Percentages are based on 162,962,827 shares of our common stock outstanding on March 16, 2011.

(2)	Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., for itself and for certain of its affiliates (collectively, “BlackRock”), on February 9, 2011. BlackRock reported that, as of December 31, 2010, it had sole voting and dispositive power over 11,717,669 shares of common stock. BlackRock is a parent holding company.

(3)	Based solely on information contained in a Schedule 13G/A filed by Cohen & Steers, Inc. (“C&S”), Cohen & Steers Capital Management, Inc. (“C&S Management”) and Cohen & Steers Europe S.A. (“C&S Europe” and, together with C&S and C&S Management, the “C&S Entities”) on February 15, 2011. The C&S Entities reported that, as of December 31, 2010, C&S had sole voting power over 9,360,857 shares of common stock and sole dispositive power over 11,043,221 shares of common stock, C&S Management had sole voting power over 9,179,569 shares of common stock and sole dispositive power over 10,712,024 shares of common stock, and C&S Europe had sole voting power over 181,288 shares of common stock and sole dispositive power over 331,197 shares of common stock. C&S holds a 100% interest in C&S Management, an investment advisor registered under Section 203 of the Investment Advisers Act. C&S and C&S Management together hold a 100% interest in C&S Europe, an investment advisor registered under Section 203 of the Investment Advisers Act.

(4)	Based solely on information contained in a Schedule 13G/A filed jointly by FMR LLC, for itself and on behalf of its subsidiaries, Edward C. Johnson 3rd and Fidelity Management & Research Company (collectively, “FMR”) on January 10, 2011. FMR reported that, as of December 31, 2010, it had sole voting power over 8,062,229 shares of common stock and sole dispositive power over 15,889,093 shares of common stock. Each of Fidelity Management & Research Company, Strategic Advisers, Inc. and Pyramis Global Advisors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act and a wholly owned subsidiary of FMR. Pyramis Global Advisors Trust Company, a bank, and FIL Limited, a qualified institution that provides investment advisory and management services, are also wholly owned subsidiaries of FMR. Mr. Johnson, Chairman of FMR LLC, and members of his family collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC.

(5)	Based solely on information contained in a Schedule 13G filed by Stichting Pensioenfonds ABP (“Stichting”) on February 14, 2011 and in a Schedule 13G filed by APG Asset Management US Inc. (“APG US”), APG Group (“APG Group”) and APG All Pensions Group NV (“APG NV”) on February 14, 2011. Each of Stichting, APG US, APG Group and APG NV reported that, as of December 31, 2010, it had sole voting and dispositive power over 10,565,630 shares of common stock. Stichting is an employee benefit plan or endowment fund. Stichting owns all of the shares of APG Group, APG Group owns all of the shares of APG NV, and APG NV owns all of the shares of AGP US. APG NV is the exclusive investment manager with the power to vote and make investment decisions with respect to the 10,565,630 shares of common stock and has delegated its investment and voting power to APG US. As a result of these relationships, Stichting and APG Group may be deemed to beneficially own the shares of common stock over which APG NV or APG US exercises investment management or voting discretion.

(6)	Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2011. Vanguard reported that, as of December 31, 2010, it had sole voting power over 197,441 shares of common stock, sole dispositive power over 16,282,390 shares of common stock and shared dispositive power over 197,441 shares of common stock. Vanguard is an investment advisor registered under Section 203 of the Investment Advisors Act. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 197,441 shares of common stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

(7)	Based solely on information contained in a Schedule 13G filed by Vanguard Specialized Funds — Vanguard REIT Index Fund (“Vanguard REIT Fund”) on February 10, 2011. Vanguard REIT Fund reported that, as of December 31, 2010, it had sole voting power over 8,305,824 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in such ownership with the SEC. Based solely on our records and on written representations from certain reporting persons that no Form 5 was required for such persons, we believe that during 2010 all of our directors, officers and persons who own more than 10% of our common stock complied with all applicable Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

Our Board has an unwritten policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the disinterested members of the Board and be on terms no less favorable to us than those available from unaffiliated parties. In addition, our Audit Committee charter provides that any such transaction and all other conflict of interest or similar matters involving any of our officers or directors must also be reviewed by the Audit Committee. Pursuant to our Conflicts of Interest Policy, officers and directors must disclose in writing to our General Counsel, who will review the matter with the Presiding Director, any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization, and must refrain from voting on any such transaction.

Transactions with ResCare

In 1998, we acquired eight personal care and related facilities for approximately $7.1 million from Tangram Rehabilitation Services, Inc. (“Tangram”), a wholly owned subsidiary of ResCare, for which Mr. Geary served as Chairman of the Board until December 2010 and as President and Chief Executive Officer until June 2006. The purchase price for the Tangram facilities was determined by an appraisal conducted by Graham & Associates, Inc., San Marcos, Texas, a certified General Real Estate Appraiser for the State of Texas. Since the acquisition, we have leased these facilities to Tangram pursuant to a Master Lease Agreement, which is guaranteed by ResCare. During 2010, Tangram paid us approximately $1,002,000 in base rent payments, which constituted less than one-tenth of one percent (0.1%) of each of our and ResCare’s annual gross consolidated revenues for the year. In May 2010, Tangram exercised its option to renew the Master Lease Agreement for a period of five years upon expiration of the initial term. The lease renewal was reviewed and approved by the disinterested Audit Committee members, and we believe that the terms of the Master Lease Agreement represent market rates.

Transactions with Mr. Lillibridge

In connection with the closing of our Lillibridge acquisition in 2010, we entered into an Intellectual Property Rights Purchase and Sale Agreement (the “Lillibridge IP Agreement”) with Mr. Lillibridge pursuant to which we acquired Mr. Lillibridge’s rights in and to the use of the Lillibridge name and the “LILLIBRIDGE” trademark not otherwise owned by the Lillibridge companies, as well as certain derivative trademarks, design marks, and slogans for an aggregate purchase price of $3.0 million. The Board approved the Lillibridge IP Agreement in connection with its approval of the Lillibridge acquisition, and we believe the terms of the Lillibridge IP Agreement are no less favorable to us than those available from an unaffiliated party.

Transactions with LREP

In October 2010, we signed a definitive agreement to acquire substantially all of Atria’s real estate assets from private equity funds managed by LREP or its affiliates for a total purchase price of $3.1 billion, comprised of $1.35 billion of our common stock (a fixed 24.96 million shares), $150 million in cash and the assumption or repayment of $1.6 billion of net debt. Upon the closing of the acquisition, we will enter into a Registration Rights Agreement, pursuant to which, among other things, we will agree to file with the SEC a registration statement on Form S-3 to cover resales of the shares of our common stock issued as merger consideration. We will also enter into management agreements whereby Atria Senior Living, Inc., an entity affiliated with LREP, will manage all of the real estate assets we acquire from Atria. At this time, we are unable to determine the amount of payments that we will make to Atria Senior Living, Inc. under the management agreements. The Board approved the terms of the management agreements in connection with its approval of the Atria acquisition, and we believe that the terms of the management agreements will be no less favorable to us than those available from an unaffiliated party.

Mr. Lustig, one of our director-nominees, is Chief Executive Officer and a Managing Principal of LREP and a Managing Director of Lazard Alternative Investments LLC, an affiliate of LREP.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Jay M. Gellert, Chair
James D. Shelton
Thomas C. Theobald

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (or “CD&A”) describes the compensation program in place for 2010 for our principal executive officer (Ms. Cafaro), our principal financial officer (Mr. Schweinhart) and our three other executive officers (Messrs. Lewis, Lillibridge and Riney) (collectively, our “Named Executive Officers”). In particular, this CD&A explains the overall objectives of our executive compensation program, each element of our executive compensation program, and the policies underlying our 2010 compensation program and the related compensation awards for our Named Executive Officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from currently planned programs.

Executive Summary

Through our executive compensation program, we strive to attract, retain and motivate talented executives and link the compensation realized by our executive officers to the achievement of financial and strategic corporate goals and individual goals. Our executive compensation program emphasizes variable pay, and a significant portion of total annual direct compensation is in the form of equity awards that vest over time. Our approach to performance — based compensation provides balanced incentives for our executive officers that align their interests with our stockholders and discourage excessive risk-taking.

Our Performance in 2010

The Board’s 2010 compensation decisions supported our general executive compensation philosophy and reflected our exceptional financial and operational performance during the year. In particular:

•	We performed well against established financial performance objectives in 2010. Our normalized Funds from Operations (“FFO”) per diluted share increased 7% year-over year, from $2.68 per share in 2009 to $2.88 per share in 2010. In addition, cash flow from operations and same-store cash net operating income (“NOI”) for our total portfolio each increased 6% year-over-year.

•	Reflecting our strong financial performance, we delivered total shareholder return of 25.4% in 2010, which approximated the 45th percentile of our peer group. We also delivered total shareholder return of 1,570% for the ten-year period ended December 31, 2010, which ranked us first among all REITs.

•	In July 2010, we successfully completed the acquisition of Lillibridge, including its real estate interests in 96 medical office buildings (“MOBs”) and ambulatory facilities, which expanded our portfolio to 153 owned or managed MOBs with 8.6 million square feet in 19 U.S. states and the District of Columbia. Upon the closing of the acquisition, Mr. Lillibridge was named our Executive Vice President, Medical Property Operations.

•	In October 2010, we entered into a definitive agreement to acquire 118 private pay seniors housing communities operated by Atria.

•	We achieved an investment grade rating from Moody’s Investors Service (“Moody’s”), resulting in our senior unsecured debt securities having an investment grade rating from all three major rating agencies.

•	In November 2010, we issued and sold $400.0 million aggregate principal amount of 3.125% senior notes due 2015 for total proceeds of $398.1 million, before the underwriting discount and expenses, demonstrating our commitment to prudent balance sheet management and optimal capital markets execution.

•	In December 2010, we acquired the minority interests in 58 seniors housing communities from Sunrise Senior Living, Inc. (“Sunrise”) for a total valuation of approximately $186 million. We also modified the management agreements with respect to all 79 communities managed by Sunrise to better align the manager with the NOI performance of our properties and provide us with enhanced termination rights, among other things. NOI for our Sunrise-managed portfolio increased 17.7% year-over-year.

•	We received $235 million of additional capital commitments for the portion of indebtedness under our unsecured revolving credit facilities maturing in 2012. We now have $1.0 billion of aggregate borrowing capacity under our revolving credit facilities, all of which matures on April 26, 2012.

•	Ms. Cafaro was one of three Chief Executive Officers named to the “2011 All-America Executive Team” by Institutional Investor, and in November 2010, Mr. Lewis was promoted to President, from Executive Vice President and Chief Investment Officer, to recognize his leadership development and increased responsibilities for oversight of our acquisitions and asset management functions.

2010 Compensation Decisions

Based on our Named Executive Officers’ contributions to the achievements described above and the additional factors described below under “Elements of Our Compensation Program”:

•	the 2010 cash incentive awards granted to our Named Executive Officers (other than Mr. Lillibridge) ranged from 86% to 90% of their respective maximum levels;

•	the 2010 long-term incentive awards granted to our Named Executive Officers (other than Mr. Lillibridge) equaled 100% of their respective maximum levels; and

•	pursuant to Mr. Lillibridge’s employment agreement, which we entered into in July 2010 in connection with the closing of our Lillibridge acquisition, Mr. Lillibridge’s annual cash incentive bonus award and long-term incentive award for 2010 were predetermined to be $525,000 and $600,000, respectively, prorated to reflect the portion of 2010 for which he was employed by us.

In addition, following a review of individual performance and compensation data from a group of peer comparators, each of our Named Executive Officers (other than Mr. Lillibridge) received an increase in base salary for 2010 to more closely align with market competitive levels and, in certain cases, to recognize future advancement potential and past contributions to our success.

We believe that our executive compensation program is appropriately structured to achieve our objectives, including attracting and retaining talented executives. In this regard, no significant changes were made to the structure of our executive compensation program in 2010. However, in connection with the closing of our Lillibridge acquisition, Mr. Lillibridge became our Executive Vice President, Medical Property Operations, and continued to serve as President and Chief Executive Officer of Lillibridge, which became a wholly owned subsidiary of ours. As a result, Mr. Lillibridge is one of our Named Executive Officers for fiscal year 2010.

We also continued our commitment to responsible compensation and corporate governance practices by adopting a majority vote standard for director elections and, in March 2011, amending Ms. Cafaro’s employment agreement and Mr. Riney’s change-in-control severance agreement to eliminate the change of control “modified single trigger” from both agreements and to eliminate certain tax gross-up payments from Ms. Cafaro’s agreement. In addition, we:

•	continued the Compensation Committee’s engagement of an independent compensation consultant;

•	maintained our meaningful share ownership guidelines for our executive officers and non-employee directors; and

•	provided our executive officers with limited perquisites that are not otherwise generally available to all of our employees.

Objectives of Our Compensation Program

We recognize that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby build value for our stockholders. Accordingly, our compensation program is designed to achieve the following primary objectives:

•	Attract, retain and motivate talented executives;

•	Link compensation realized to the achievement of our financial and strategic goals, as well as individual goals;

•	Reward performance that meets or exceeds these established goals;

•	Encourage executives to become and remain long-term stockholders of Ventas;

•	Provide balanced incentives that do not promote excessive risk-taking; and

•	Maintain corporate governance best practices.

By establishing and maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of cash and equity compensation, the interests of our executives and stockholders are aligned.

Compensation Consultant and Benchmarking

The Compensation Committee retained PM&P as its compensation consultant to advise it and the non-management members of the Board, as applicable, on matters related to our Named Executive Officers’ compensation and compensation program design for 2010. The Compensation Committee has determined that PM&P meets the criteria for an independent consultant pursuant to our Compensation Consultant Independence Policy and in accordance with SEC guidelines for such services.

In 2010, PM&P provided the Compensation Committee and the non-management members of the Board, as applicable, with comparative market data on compensation practices and programs based on an analysis of peer comparators and provided guidance on best practices. Using this market data, PM&P advised the Compensation Committee and the non-management members of the Board, as applicable, and made recommendations with respect to setting salary levels and establishing performance goals and incentive award levels. For 2010, PM&P compared our executive compensation structure and levels to executive compensation at a comparative group of 21 companies. Our comparative group consisted of (i) real estate investment trusts (“REITs”) similar to us in terms of operations and FFO and generally falling within a range of 50% to 200% of our enterprise value and market capitalization and (ii) selected healthcare operators that operate properties of the type owned by us.

The reference group set forth below (the “Comparable Companies”) was approved by the Compensation Committee at its August 19, 2009 meeting as the appropriate benchmark for 2010 comparative purposes. These companies report compensation data for executive positions with responsibilities similar in breadth and scope to those of our executive officers, and we believe these companies generally compete with us for executive talent and stockholder investment:

AMB Property Corporation	HCP, Inc.	ProLogis
AvalonBay Communities, Inc.	Health Care REIT Inc.	Public Storage, Inc.
Boston Properties, Inc.	Host Hotels & Resorts, Inc.	Regency Centers Corp.
Community Health Systems, Inc.	Kimco Realty Corporation	SL Green Realty Corp.
Duke Realty Corp.	Kindred Healthcare, Inc.	The Macerich Company
Equity Residential Properties Trust	Liberty Property Trust	Vornado Realty Trust
Federal Realty Investment Trust	Nationwide Health Properties Inc.	Weingarten Realty Investors

The Compensation Committee annually reviews the Comparable Companies to ensure that the companies included remain comparable to us in terms of size and operations. The Compensation Committee may change the composition of the group from time to time as appropriate. In selecting the 2010 Comparable Companies, the Compensation Committee, after consultation with PM&P and in consideration of the increase in our size and the scope of our operations, removed Camden Property Trust and Developers Diversified Realty Corp. due to their poor performance and smaller size. At the recommendation of PM&P, the Compensation Committee added Boston Properties, Inc., Equity Residential Properties Trust, ProLogis and Vornado Realty Trust because they met the applicable selection criteria in terms of enterprise value and market capitalization.

In determining 2010 compensation targets for our Named Executive Officers, the Compensation Committee, in consultation with PM&P, considered the competitive positioning of our executive compensation levels relative to market data for the following components of pay: base salary; total annual compensation (base salary plus annual incentives); long-term incentives (annualized expected value of long-term incentives); and total direct compensation (base salary plus annual incentives plus annualized expected value of long-term incentives). We generally target the 50th percentile of the Comparable Companies for base salary and the 65th percentile of the Comparable Companies for total annual compensation, long-term incentives and total direct compensation. The Compensation Committee has established these targets based on our size and superior historical performance relative to the Comparable Companies. Our compensation program is designed to deliver compensation levels above or below these targets if executive officer performance is well above or below established goals. We believe this methodology is appropriate for our operating style and reflects the need to attract, retain and stretch top executive talent.

In addition to evaluating the compensation data described above, the Compensation Committee considers the unique roles held by our Named Executive Officers. Specifically, each Named Executive Officer performs duties that are traditionally assigned to multiple senior officers at competitive companies. For example, Mr. Riney, in his capacity as our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, is not only responsible for legal matters, but plays a critical role in our asset management and acquisition strategies. Similarly, Mr. Lewis, who was promoted to President from Executive Vice President and Chief Investment Officer in 2010 to reflect his increased responsibilities, serves as the head of acquisitions and is also responsible for overseeing our asset management function and our marketing activities. Our uncommon division of responsibilities fosters a cohesive and streamlined management team, which enables us to operate with a smaller staff of senior executives than is typically found at companies experiencing the type of growth we have achieved historically. Therefore, the Compensation Committee considers available compensation data for executives at the Comparable Companies but also recognizes the need for adjustments to set appropriate compensation targets for each Named Executive Officer.

Elements of Our Compensation Program

The structure of our compensation program has been in place for several years. For 2010, the compensation provided to our Named Executive Officers consisted of the same elements generally available to our non-executive officers, including base salary, annual cash incentive compensation and long-term incentive compensation, as well as other perquisites and benefits, each of which is described in more detail below. Our executive compensation philosophy promotes a compensation mix that emphasizes variable pay, in addition to long-term value. Accordingly, our compensation structure is designed to grant a significant portion of total direct compensation in the form of equity awards that vest over time. This emphasis on variable compensation creates greater alignment with stockholders, ensures that risk is managed by decision makers in a manner that focuses on the creation of long-term value rather than only short-term results, and diminishes the probability of excessive risk taking. We believe that our executive compensation program is well balanced between cash and equity-based compensation and between fixed and performance-based compensation to support our compensation philosophy.

The following chart illustrates target levels of base salary, annual cash incentive compensation and long-term incentive compensation as a percentage of total direct compensation for 2010.

		Annual Cash	Long-Term
		Incentive	Incentive
	Base Salary	Compensation	Compensation
D. Cafaro	14%	24%	62%

R. Schweinhart	23%	32%	45%

R. Lewis	17%	26%	57%

T. Lillibridge (1)	25%	35%	40%

T.R. Riney	23%	32%	45%

(1)	Under Mr. Lillibridge’s employment agreement, which we entered into in July 2010 in connection with the closing of our Lillibridge acquisition, Mr. Lillibridge’s annual cash incentive award and long-term incentive award for 2010 were predetermined to be $525,000 and $600,000, respectively, prorated to reflect the portion of 2010 for which he was employed by us. See “—Employment and Change of Control Severance Agreements with Named Executive Officers—Employment Agreement: Lillibridge” below.

Base Salary

The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the Comparable Companies, but may deviate from this target based on an individual’s sustained performance, contribution, experience, expertise and specific roles within our company as compared to the benchmark data. Base salary is reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibility. The Compensation Committee also considers the success of the executive officer in developing and executing our strategic plans, exercising leadership and creating stockholder value, but does not assign any specific weights to these factors.

In connection with its review of 2010 base salaries for our Named Executive Officers, the Compensation Committee analyzed and evaluated base salary information from a compensation study of the Comparable Companies prepared by PM&P. Although the Compensation Committee periodically considers data from REIT industry and other compensation surveys, the Compensation Committee places primary emphasis on publicly available data from the Comparable Companies’ proxy statements, which is more detailed by individual executive officer position than the data typically provided in compensation surveys.

For 2010, the Compensation Committee and, in the case of the Chief Executive Officer, the non-management members of the Board approved the following increases in base salary for the Named Executive Officers (other than Mr. Lillibridge, who joined us in July 2010):

	Base Salary		Year-Over-Year
	2010	2009	% Growth
D. Cafaro	$725,000	$652,000	11.2%

R. Schweinhart	395,000	375,000	5.3%

R. Lewis	470,000	407,000	15.5%

T. Lillibridge	375,000	—	N/A

T.R. Riney	370,000	348,000	6.3%

With these increases, the 2010 base salary for each Named Executive Officer generally approximated the market median for the Comparable Companies. Mr. Lewis received a higher base salary increase than our other Named Executive Officers to reflect his leadership development, future advancement potential and active management of our senior living operations, and Ms. Cafaro received a higher base salary increase to reflect her strong leadership, her contributions to our superior performance and her continuing value to our company.

Annual Cash Incentive Compensation

We provide our Named Executive Officers with the opportunity to earn cash incentive awards for achieving corporate financial and non-financial goals and individual goals on an annual basis. At the beginning of each year, an earnings opportunity range, expressed as multiples of base salary and corresponding to three levels of performance (threshold, target and maximum), is established for each executive officer. Based on each executive officer’s performance with respect to the corporate and individual goals, annual cash incentive awards are then determined and paid in the first quarter of the year following the performance year.

The table below illustrates the earnings opportunities of our Named Executive Officers under our annual cash incentive plan for performance in fiscal 2010. The earnings opportunities were approved in December 2009 by the Compensation Committee (other than for Mr. Lillibridge, who joined us in July 2010) and, in the case of the Chief Executive Officer, the non-management members of the Board.

	2010 Annual Cash Incentive Opportunity
	(as a multiple of base salary)
	Threshold		Target		Maximum
D. Cafaro	1.0	x	1.75	x	3.5x

R. Schweinhart	0.7	x	1.4	x	2.1x

R. Lewis	0.75	x	1.5	x	2.25x

T. Lillibridge (1)	1.4	x	1.4	x	1.4x

T.R. Riney	0.7	x	1.4	x	2.1x

(1)	Under Mr. Lillibridge’s employment agreement, Mr. Lillibridge’s annual cash incentive award for 2010 was predetermined to be $525,000 (or 1.4x his base salary), prorated to reflect the portion of 2010 for which he was employed by us.

At the target opportunities shown in the above table, the 2010 total annual compensation for each Named Executive Officer (other than Mr. Lillibridge) approximates the 65th percentile of the Comparable Companies. The Compensation Committee believes that the Chief Executive Officer should have the greatest alignment with our shareholders, and, therefore, Ms. Cafaro’s annual cash incentive compensation is more sensitive to our performance than the annual cash incentive compensation of our other Named Executive Officers.

In December 2009, the Compensation Committee considered the external economic environment and determined that the performance measures and weightings under the annual cash incentive plan for 2010 should be consistent with those under the annual cash incentive plan for 2009. Accordingly, the specific performance measures and their weightings under the annual cash incentive plan for 2010 for each Named Executive Officer (other than Mr. Lillibridge, who joined us in July 2010), as set by the Compensation Committee and, in the case of the Chief Executive Officer, the non-management members of the Board were as follows:

•	One-year relative total shareholder return (25% of annual cash incentive award): Our total shareholder return for 2010 compared to the total shareholder return of the Comparable Companies for the same period. Goals established by the Compensation Committee for this performance measure were 33rd percentile at the threshold level, 50th percentile at the target level and 75th percentile at the maximum level. In evaluating performance under this measure, the Compensation Committee determined that it may take into account, in its reasonable discretion, the effects of unusual year-end trading, any peers that are takeover targets and other factors it deems appropriate.

•	Company Performance Based upon Specified Criteria (40% of annual cash incentive award): Company performance based upon certain qualitative criteria as determined by the Compensation Committee. For 2010, the specified criteria under this performance measure consisted of normalized FFO per share outcome balanced with credit profile considerations, value enhancing investments that grow our company without excessive risk, prudent balance sheet and liquidity balanced with normalized FFO growth, optimizing capital markets execution, solid management of our senior living operating portfolio, and management of tenant/borrower defaults (if any), in each case at the discretion of the Compensation Committee. While there was no specific weighting or target level attributed to any of these factors, the Compensation Committee carefully analyzed these factors in determining the value of the 2010 annual cash incentive awards. For computation of the normalized FFO per share criteria, we use the NAREIT definition of FFO, with adjustments to exclude items (which may be recurring in nature) such as: (i) gains and losses on the sales of real property assets; (ii) merger-related costs and expenses, including amortization of intangibles and transition and integration expenses, and deal costs and expenses, including expenses and recoveries, if any, relating to our lawsuit against HCP, Inc. (“HCP”); (iii) the impact of any expenses related to asset impairment and valuation allowances, the write-off of unamortized deferred financing fees, or additional costs, expenses, discounts, make-whole payments, penalties or premiums incurred as a result of early retirement or payment of our debt; (iv) the non-cash effect of income tax benefits or expenses and derivative transactions that have non-cash mark-to-market impacts on our income statement; (v) the impact of future unannounced acquisitions or divestitures (including pursuant to tenant options to purchase) and capital transactions; and (vi) the reversal or incurrence of contingent consideration and liabilities. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

•	Individual performance (35% of annual cash incentive award): To be determined in the discretion of the Compensation Committee taking into account the individual’s performance under his or her specified management objectives established for 2010. Individual management objectives cover areas of special emphasis related to the particular responsibilities and duties of the Named Executive Officer, as well as other matters such as succession planning, departmental team building, professional development, personal growth and extraordinary or unusual accomplishments or contributions.

We believe that the goals set by the Compensation Committee are stretch goals, such that significant performance is expected in order to pay out at target levels. However, as in past years, the goals are challenging, but achievable.

In January 2011, the Compensation Committee determined that each of the Named Executive Officers (other than Mr. Lillibridge, whose annual cash incentive award was predetermined in connection with the negotiation and execution of his employment agreement in July 2010) had achieved a high level of performance between the target and maximum levels overall under the annual cash incentive plan for 2010, with several specific accomplishments, including:

•	Total shareholder return of 25.4% for the year, which approximated the 45th percentile of the Comparable Companies;

•	A 7% increase in normalized FFO per diluted share (from $2.68 per share in 2009 to $2.88 per share in 2010), notwithstanding a 3% increase in total shares outstanding;

•	Cash flow from operations growth of 6%;

•	Our successful completion of the acquisition of Lillibridge, including its real estate interests in 96 MOBs and ambulatory facilities, which expanded our portfolio to 153 owned or managed MOBs with 8.6 million square feet in 19 U.S. states and the District of Columbia;

•	The execution of a definitive agreement to acquire 118 private pay seniors housing communities operated by Atria;

•	Maintenance of a top 20 REIT balance sheet and credit statistics, evidenced by a debt to enterprise value of 26% at December 31, 2010, the extension to 2012 of an additional $235 million of borrowing capacity under our unsecured revolving credit facilities (bringing the total to $1 billion), ample coverage of $665 million of debt maturing through 2012 by cash on hand and undrawn borrowing capacity under our unsecured revolving credit facilities, the entrance into a new $200 million three-year term loan bearing interest at a fixed rate of 4% per annum, favorable credit statistics (net debt to EBITDA (earnings before interest, taxes, depreciation and amortization) and fixed charge coverage ratios), and a credit rating upgrade by Moody’s (resulting in our senior unsecured debt securities having an investment grade rating by all three major rating agencies);

•	The acquisition of Sunrise’s minority interests in 58 seniors housing communities and comprehensive modifications to the management agreements on all 79 of our communities that are managed by Sunrise;

•	Management’s dedicated efforts to actively manage our senior living operating portfolio through extensive work with Sunrise on its pricing, marketing and expense strategy, comprehensive visits to all 79 communities, and maintenance of the casualty insurance program for the portfolio, resulting in 2010 portfolio operating results that exceeded market expectations;

•	An increase of 2.7% in same-store cash NOI at our triple-net leased portfolio, which accounted for 65% of our NOI;

•	An excellent record of no monetary lease defaults by our tenants in 2010, which was achieved through proactive asset management that enabled us to dispose of underperforming assets and continue to improve our position as a landlord;

•	The issuance and sale of $400 million aggregate principal amount of our 3.125% senior notes due 2015 in an underwritten public offering for total proceeds of $398.1 million, before the underwriting discount and expenses, which demonstrated our commitment to prudent balance sheet management and optimal capital markets execution; and

•	The repayment or purchase of $215.7 million aggregate principal amount of our outstanding senior notes and $190.5 million of mortgage debt.

Accordingly, the annual cash incentive awards granted to the Named Executive Officers (other than Mr. Lillibridge) for 2010 performance were between their respective target and maximum levels. The table below illustrates each Named Executive Officer’s maximum annual cash incentive opportunity and the actual cash incentive award granted to each Named Executive Officer.

	2010 Maximum Annual Cash	2010 Actual Annual Cash	2010 Actual Award as a
	Incentive Opportunity	Incentive Award	% of Maximum Opportunity
D. Cafaro	$2,537,500	$2,186,328	86%

R. Schweinhart	$829,500	$743,094	90%

R. Lewis	$1,057,500	$947,344	90%

T. Lillibridge	$264,658	$264,658	100%

T.R. Riney	$777,000	$696,063	90%

Ms. Cafaro’s annual cash incentive award represents a lower percentage of her maximum opportunity due to the fact that her compensation is structured to reflect a higher sensitivity to our performance (including our annual total shareholder return) and, therefore, has the greatest alignment with our shareholders. The actual award amounts, ranging from 1.88x to 3.02x base salary, for the Named Executive Officers (other than Mr. Lillibridge) are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table below. Since Mr. Lillibridge’s earnings opportunity under the annual cash incentive plan for 2010 was predetermined in connection with the negotiation and execution of his employment agreement in July 2010, his actual award amount of 1.4x base salary, prorated to reflect the portion of 2010 for which he was employed by us, is set forth in the “Bonus” column of the 2010 Summary Compensation Table below.

Long-Term Incentive Compensation

As explained above, the Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should be in the form of long-term incentive compensation. Long-term incentive awards are based on certain criteria as determined by the Compensation Committee, including the achievement of pre-established corporate and individual goals for the performance year. At the beginning of each year, an earnings opportunity range, expressed as multiples of base salary and corresponding to three levels of performance (threshold, target and maximum), is established for each executive officer. The Compensation Committee annually reviews the long-term incentive compensation performance criteria in the context of market pay and performance when setting the earnings opportunity range and when determining the actual award earned for each executive officer. In this regard, the Compensation Committee increased Mr. Lewis’s earnings opportunity range under the long-term incentive plan for 2010 in recognition of his leadership development and future advancement potential. Long-term incentive awards are determined and granted in the first quarter of the year following the performance year.

The table below illustrates the earnings opportunities of our Named Executive Officers under our long-term incentive plan for performance in fiscal 2010. The earnings opportunities were approved in December 2009 by the Compensation Committee (other than for Mr. Lillibridge, who joined us in July 2010) and, in the case of the Chief Executive Officer, by the non-management members of the Board.

	2010 Long-Term Incentive Opportunity
	(as a multiple of base salary)
	Threshold		Target		Maximum
D. Cafaro	1.0	x	4.5	x	9.0x

R. Schweinhart	1.0	x	2.0	x	3.0x

R. Lewis	1.65	x	3.30	x	4.95x

T. Lillibridge (1)	1.6	x	1.6	x	1.6x

T.R. Riney	1.0	x	2.0	x	3.0x

(1)	Under Mr. Lillibridge’s employment agreement, Mr. Lillibridge’s long-term incentive award for 2010 was predetermined to have a value of $600,000 (or 1.6x his base salary), prorated to reflect the portion of 2010 for which he was employed by us.

At the target opportunities shown in the above table, the 2010 long-term incentive award for each Named Executive Officer (other than Mr. Lillibridge) results in total direct compensation levels that approximate the 65th percentile of the Comparable Companies. Similar to our philosophy regarding the annual cash incentive opportunities, the Compensation Committee believes that our Chief Executive Officer and President should have the greatest alignment with our shareholders, and, therefore, their long-term incentive compensation is more sensitive to performance than the long-term incentive compensation of our other Named Executive Officers.

For 2010, the value of the long-term incentive award was based on the following factors, in each case at the discretion of the Compensation Committee:

•	Total shareholder return (absolute and relative to our healthcare REIT peers and the Comparable Companies) over various time periods and in light of our strategic objectives and risk profile;

•	Factors contributing to our long-term stockholder value, such as: expansion and growth to the extent then current market conditions are appropriate; identification and mitigation of risks; management of exposure to government-reimbursed assets; reduction of tenant/operator concentrations; pursuit of strategic consolidation opportunities; maintenance of a strong executive-level relationship with Sunrise; asset class diversification, opportunistic debt investments and/or international investments; continued development of our MOB business; strong credit characteristics and ratings, balance sheet and liquidity management; optimal capital markets execution; infrastructure investments; effective management of our triple-net leased properties and our senior living operating and MOB portfolios; management of the HCP litigation appeals process; consideration of environmental/green initiatives; and business ethics, reputation and industry leadership;

•	Individual performance; and

•	Other factors deemed appropriate by the Compensation Committee.

While there was no specific weighting or target level attributed to any of these factors, the Compensation Committee carefully analyzed these factors in determining the 2010 long-term incentive awards for our Named Executive Officers.

In January 2011, the Compensation Committee determined that each of our Named Executive Officers (other than Mr. Lillibridge, whose long-term incentive award was predetermined in connection with the negotiation and execution of his employment agreement in July 2010) had performed well against the performance objectives under the long-term incentive plan for 2010 based on the accomplishments described above under “—Annual Cash Incentive Compensation” and several other key long-term value creating achievements, including:

•	Superior total shareholder return performance relative to peers, including significantly outperforming the MSCI US REIT Index over the ten-year, five-year and three-year periods ended December 31, 2010, ranking us above the 75th percentile of our peer group for the three-year period ended December 31, 2010 and ranking us first among all REITs with a total shareholder return of 1,570% for the ten-year period ended December 31, 2010;

•	Continued value creation for our stockholders with a 4.4% year-over-year increase in our cash dividend and by ending the year as the tenth largest REIT by market capitalization and the 14th largest REIT by enterprise value;

•	The highest 2010 FFO multiple among healthcare REITs;

•	A reduction in tenant concentration and an increase in private pay assets as a result of the Lillibridge, Sunrise and pending Atria acquisitions;

•	Modification of the management agreements with respect to all 79 communities managed by Sunrise to better align the manager with the NOI performance of our properties and provide us with enhanced termination rights, among other things;

•	The successful negotiation of lease renewals and disposition of underperforming assets;

•	The repayment of $274 million of secured debt;

•	The recognition of Ms. Cafaro as one of three Chief Executive Officers named to the “2011 All-America Executive Team” by Institutional Investor;

•	Expansion of our legal, treasury and asset management functions;

•	The acquisition of five MOBs for $37 million in December, representing our first acquisition under the new Lillibridge platform; and

•	Completion of the briefing process for the HCP litigation appeals, with a final decision expected in 2011.

Accordingly, the long-term incentive awards granted to the Named Executive Officers for 2010 performance equaled 100% of their respective maximum levels. The actual award amounts ranged from 3.0x to 9.0x base salary (except in the case of Mr. Lillibridge, whose long-term incentive award had a value of 1.6x base salary, prorated to reflect the portion of 2010 for which he was employed by us) as follows: Ms. Cafaro—$6,525,000; Mr. Schweinhart—$1,185,000; Mr. Lewis—$2,310,955 (which, due to an administrative error, is $15,545 less than the $2,326,500 (or 4.95x base salary) that the Compensation Committee intended (see “—Compensation of Our Named Executive Officers for 2010, 2009 and 2008 Performance”); Mr. Lillibridge—$302,466; and Mr. Riney—$1,110,000. These amounts will be reflected in next year’s Summary Compensation Table as restricted stock and stock option awards granted in 2011.

For 2010, long-term incentive compensation consisted of equity awards in the form of stock options and shares of restricted stock granted pursuant to our 2006 Incentive Plan. The Compensation Committee

recognizes that while the annual cash incentive plan rewards management actions that impact short- and mid-term performance, the interests of our stockholders are also served by giving key employees the opportunity to participate in the long-term appreciation of our common stock through grants of stock options and restricted stock awards. Equity awards encourage management to create stockholder value over the long term because the value of the equity awards is dependent on the appreciation of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment over a number of years.

For 2010, the Compensation Committee determined that 70% of the value of the long-term incentive awards should be granted in the form of shares of restricted stock and 30% should be granted as stock options. The long-term incentive awards are weighted more heavily toward restricted stock because we believe that restricted stock provides a stronger incentive to create and preserve long-term stockholder value. Furthermore, restricted stock is the most prevalent form of long-term incentive compensation among the Comparable Companies.

Shares of restricted stock and stock options are granted to our Named Executive Officers, other than the Chief Executive Officer, on the date that the Compensation Committee meets to review annual performance and determine the value of the long-term incentive awards. Shares of restricted stock and stock options are granted to the Chief Executive Officer on the date that the non-management members of the Board meet to review and approve the Compensation Committee’s recommendations with respect to the value of the Chief Executive Officer’s long-term incentive award. Typically, the non-management members of the Board approve the Chief Executive Officer’s equity awards on the same date on which the Compensation Committee approves the other Named Executive Officers’ equity awards. In general, equity awards granted to our executive officers vest in three equal annual installments, beginning on the date of grant. Stock options are generally subject to a ten-year term, and the stock option exercise price is the closing price of our common stock on the date of grant.

Benefits and Perquisites

The Named Executive Officers are generally eligible to participate in the same benefit programs that we offer to other employees, including:

•	health, dental and vision insurance (of which we pay 100% of the premium);

•	short-term disability, long-term disability and life insurance coverage (at no cost to the employee);

•	paid time off and paid holidays;

•	payment or reimbursement of a health club/gym membership fee (up to $80 per month); and

•	participation in a 401(k) plan (to which we make a contribution equal to 3% of the employee’s base salary, up to the federal limit).

We believe these benefits are competitive with overall market practices. In addition, we may provide certain perquisites and other personal benefits to enable us to attract and retain superior employees for key positions. For 2010, the only perquisites and benefits provided to our Named Executive Officers that were not otherwise available to all employees consisted of: supplemental disability and life insurance coverage for Ms. Cafaro; payment of limited spousal travel and entertainment benefits while accompanying the Named Executive Officer on certain company business and business development activities for Ms. Cafaro and Messrs. Schweinhart, Lewis and Riney; provision of a parking space (with no incremental cost to us) for Ms. Cafaro and Mr. Lewis; and reimbursement for the cost of parking and membership in certain professional and social organizations for Mr. Lillibridge. The Compensation Committee periodically reviews the perquisites and other personal benefits provided to each Named Executive Officer and has determined that they are consistent with current market practice. Except for the eligibility to participate in our 401(k) plan and our 3% contribution, as described above, we do not provide our Named Executive Officers with any retirement benefits.

Compensation of Our Named Executive Officers for 2010, 2009 and 2008 Performance

In order to provide stockholders with a more complete picture of our Named Executive Officers’ compensation, we are providing additional information not required by the SEC. The table below shows each Named Executive Officer’s total direct compensation for services performed in 2010, 2009 and 2008 (with the exception of Mr. Lillibridge, who joined us in July 2010 and was not a Named Executive Officer for 2009 or 2008). In contrast to the Summary Compensation Table, which discloses the grant date fair value of equity awards granted in a given year, the table below discloses the grant date fair value of equity awards granted in the first quarter of the subsequent year for performance during a given year (e.g., equity awards granted in January 2011 for 2010 performance). This table supplements, and does not replace, the Summary Compensation Table.

						Long-Term
						Incentive Award
	Performance		Annual Cash	Restricted Stock				Stock Options				Total Direct
Name	Year	Salary	Incentive Award	# of Shares		Value (1)(2)		# of Shares		Value (1)(3)		Compensation (4)
D. Cafaro	2010	$725,000	$2,186,328	85,437		$4,567,500		171,906		$1,957,500		$9,436,328
	2009	652,000	2,013,865	87,572		3,902,220		171,350		1,672,380		8,240,465
	2008	630,000	1,513,260	85,733		2,482,830		173,301		1,064,070		5,690,160

R. Schweinhart	2010	395,000	743,094	15,504		829,500		31,195		355,500		2,323,094
	2009	375,000	693,656	14,727		656,250		28,816		281,250		2,006,156
	2008	362,250	583,223	19,701		570,544		39,823		244,519		1,760,536

R. Lewis	2010	470,000	947,344	30,440	(5)	1,617,675	(5)	61,245	(5)	693,280	(5)	3,728,299
	2009	407,000	854,700	25,055		1,116,452		49,024		478,479		2,856,631
	2008	380,000	656,260	25,810		747,460		52,172		320,340		2,104,060

T. Lillibridge (6)	2010	187,500	264,658	3,957		211,726		7,962		90,740		754,624

T.R. Riney	2010	370,000	696,063	14,523		777,000		29,220		333,000		2,176,063
	2009	348,000	682,080	15,580		694,260		30,485		297,540		2,021,880
	2008	336,000	540,960	18,273		529,200		36,938		226,800		1,632,960

(1)	Amounts shown represent the full grant date fair value, calculated pursuant to FASB guidance relating to fair value provisions for share-based payments, of the restricted stock and stock option portions of each Named Executive Officer’s long-term incentive award. The aggregate value of the long-term incentive awards granted to each Named Executive Officer for 2010, 2009 and 2008 performance was as follows:

	2010	2009	2008

Ms. Cafaro	$6,525,000	$5,574,600	$3,546,900
Mr. Schweinhart	1,185,000	937,500	815,063
Mr. Lewis	2,310,955	1,594,931	1,067,800
Mr. Lillibridge	302,466	—	—
Mr. Riney	1,110,000	991,800	756,000

Per the 2010, 2009 and 2008 compensation programs established by the Compensation Committee and, in the case of Ms. Cafaro, approved by the non-management members of the Board, 70% of the value of the long-term incentive awards was granted in shares of restricted stock and 30% of the value of the long-term incentive awards was granted in stock options. The shares of restricted stock and stock options vest in three equal annual installments beginning on the date of grant, except as discussed in footnote (5) below.

(2)	The closing prices of our common stock on the dates of grant (January 24, 2011 for 2010 performance for Ms. Cafaro, January 20, 2011 for 2010 performance for Messrs. Schweinhart, Lewis, Lillibridge and Riney, January 20, 2010 for 2009 performance and January 21, 2009 for 2008 performance) were $53.46, $53.50, $44.56 and $28.96, respectively. The closing price of our common stock on March 16, 2011, the date of the corrective award to Mr. Lewis discussed in footnote (5) below, was $51.35.

(3)	Stock options granted for 2010 performance for Ms. Cafaro were valued at $11.387 per option, with an exercise price of $53.46; stock options granted for 2010 performance for Messrs. Schweinhart, Lewis, Lillibridge and Riney were valued at $11.396 per option, with an exercise price of $53.50; stock options granted for 2009 performance were valued at $9.76 per option, with an exercise price of $44.56; and stock options granted for 2008 performance were valued at $6.14 per option, with an exercise price of $28.96. Stock options granted as part of the corrective award to Mr. Lewis discussed in footnote (5) below were valued at $10.938 per option, with an exercise price of $53.50.

(4)	Total direct compensation excludes amounts shown in the “All Other Compensation” column of the 2010 Summary Compensation Table.

(5)	Due to an administrative error, Mr. Lewis was granted only part of his 2010 long-term incentive award on January 20, 2011. On March 16, 2011, following identification of the error, the Compensation Committee awarded Mr. Lewis 5,074 shares of restricted stock and 10,208 stock options, which, when aggregated with the 25,366 shares of restricted stock and 51,037 stock options granted to him on January 20, 2011, equals the full 2010 long-term incentive award that the Compensation Committee intended. Based on the closing price of our common stock on January 20, 2011 of $53.50 and the January 20, 2011 stock option valuation of $11.396 per option, Mr. Lewis’s award would have had an aggregate value equal to $2,326,500, which represents his maximum long-term incentive award opportunity of 4.95x base salary. However, due to a decline in the trading price of our common stock between January 20, 2011 and March 16, 2011, the actual aggregate grant date fair value of Mr. Lewis’s award was $2,310,955. The shares of restricted stock and stock options granted to Mr. Lewis on March 16, 2011 vest in three equal installments on each of March 16, 2011, January 20, 2012 and January 20, 2013.

(6)	Mr. Lillibridge’s compensation excludes the special equity incentive awards granted to him in connection with the closing of our Lillibridge acquisition and the negotiation and execution of his employment agreement in July 2010.

Severance Benefits

Under existing employment or change of control severance agreements, our Named Executive Officers are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). Generally, the severance arrangements support executive retention and continuity of management and provide replacement income if an executive is terminated involuntarily other than for cause.

In March 2011, Ms. Cafaro’s employment agreement was amended to eliminate certain tax gross-up payments with respect to severance and certain other benefits in connection with a change of control. However, legacy arrangements with Messrs. Schweinhart, Lewis and Riney, which have been in existence and have not been amended (other than certain amendments to comply with Section 409A of the Code and except as described below) for several years, continue to provide these benefits. However, no tax gross-up would have been payable to any of our Named Executive Officers under the scenarios and assumptions presented under “—Potential Payments Upon Termination or Change of Control” in this Proxy Statement. At the time we entered into each such arrangement, the Compensation Committee considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, based on PM&P’s market compensation analysis, to be consistent with then current competitive market practices. The employment agreement we entered into with Mr. Lillibridge in July 2010 does not provide tax gross-up payments with respect to severance benefits.

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each of our Named Executive Officers other than the Chief Financial Officer, unless the compensation is performance-based compensation and meets certain other requirements, as described in Section 162(m) and the related regulations. We generally consider qualification for deductibility under Section 162(m) for compensation paid to our Named Executive Officers, including stock options granted pursuant to our long-term incentive plan. The Compensation Committee believes, however, that our executive compensation program should be flexible, maximize our ability to recruit, retain and reward high-performing executives and promote varying corporate goals. Accordingly, the Compensation Committee may approve compensation that exceeds the $1 million limit or does not otherwise meet the requirements of Section 162(m), but that is deemed to be in our best interests and the best interests of our stockholders.

Minimum Share Ownership Guidelines for Executive Officers

Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple (five times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her then current base salary. Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines. Until the minimum equity investment is met, such officer must retain at least 60% of our common stock granted to the officer or purchased by the officer through the exercise of stock options. The non-management members of the Board annually review each executive officer’s compliance with the guidelines as of July 1. Taking into account any permitted transition period, all of our executive officers are currently in compliance with the minimum share ownership guidelines. Our minimum share ownership guidelines do not require a minimum holding period for stock option or other equity grants.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-compliant document and (ii) any profits realized from the sale of our securities during those twelve months. Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will consider and adopt a separate executive compensation recoupment policy in accordance with the final rules.

Amendments to Employment and Change of Control Severance Agreements; Lillibridge Employment Agreement

In March 2011, the terms of Ms. Cafaro’s employment agreement were amended to eliminate certain provisions from Ms. Cafaro’s prior employment agreement to reflect compensation practices more favorable to us and our stockholders. In particular, the amended employment agreement eliminated (1) a provision that provided for payment of severance benefits if Ms. Cafaro were to terminate employment with us without Good Reason (as defined under “—Employment and Change of Control Severance Agreement with Named Executive Officers—Employment Agreement: Cafaro” below) within the 30-day period commencing one year after a change of control (a so-called “modified single trigger”) and (2) certain tax gross-up payments with respect to severance and certain other benefits in connection with a change of control. In addition, to support Ms. Cafaro’s continued retention, in recognition of her superior performance and contributions to our success, and in consideration for the elimination of the change of control “modified single trigger” and change of control tax gross-up payments from her prior employment agreement, Ms. Cafaro received a special equity incentive award in the form of 152,934 shares of restricted stock having an aggregate fair market value of $8,000,000 on the date of grant. These shares vest in five equal annual installments beginning on the first anniversary of the date of grant. The shares are subject to accelerated vesting in the event of death, disability, termination of employment by us without Cause (as defined under “—Employment and Change of Control Severance Agreement with Named Executive Officers—Employment Agreement: Cafaro” below) or termination of employment by Ms. Cafaro with Good Reason but are not subject to accelerated vesting solely upon a change of control.

In addition, to reflect her strong leadership, contributions to our superior performance and continuing value to our company, Ms. Cafaro’s annual base salary was increased to $915,000, effective as of January 1, 2011. The material provisions of Ms. Cafaro’s employment agreement are summarized under “—Employment and Change of Control Severance Agreement with Named Executive Officers—Employment Agreement: Cafaro” below.

Also in March 2011, the terms of Mr. Riney’s change-in-control severance agreement were amended to eliminate a provision that provided for payment of severance benefits if Mr. Riney were to terminate employment with us without Good Reason (as defined under “—Employment and Change of Control Severance Agreement with Named Executive Officers—Employment Agreement and Change of Control Severance Agreement: Riney” below) within the 30-day period commencing 30 days after a change of control or within the 30-day period commencing one year after a change of control. The material provisions of Mr. Riney’s change-in-control severance agreement are summarized under “—Employment and Change of Control Severance Agreement with Named Executive Officers—Employment Agreement and Change of Control Severance Agreement: Riney” below.

In connection with the closing of our acquisition of Lillibridge in July 2010, we entered into an employment agreement with Mr. Lillibridge (the “Lillibridge Employment Agreement”) pursuant to which he became our Executive Vice President, Medical Property Operations, and continued to serve as President and Chief Executive Officer of Lillibridge. Pursuant to the Lillibridge Employment Agreement, on July 1, 2010 Mr. Lillibridge received two special equity incentive awards in the form of 55,561 shares of restricted stock each, having an aggregate fair market value of $5,335,000 on the date of grant, to encourage his long-term retention. The first grant vests 30%, 60% and 100% on the first, second and third anniversaries, respectively, of the date of grant, and the second grant vests in equal annual installments on the fourth and fifth anniversaries of the date of grant. The material provisions of the Lillibridge Employment Agreement are summarized under “—Employment and Change of Control Severance Agreement with Named Executive Officers—Employment Agreement: Lillibridge” below.

Compensation Tables

2010 Summary Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, each of the Named Executive Officers during 2010, 2009 and 2008 (for supplemental information regarding the total direct compensation earned by the Named Executive Officers for 2010 performance, see “Compensation Discussion and Analysis” above):

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	Earnings ($)	($)(5)	($)
D. Cafaro	2010	$725,000	$—	$3,902,220	$1,672,380	$2,186,328	—	$55,178	$8,541,106
Chairman of the Board and	2009	652,000	—	2,482,830	1,064,070	2,013,865	—	38,660	6,251,425
Chief Executive Officer	2008	630,000	—	3,780,000	1,620,000	1,513,260	—	37,750	7,581,010

R. Schweinhart	2010	395,000	—	656,250	281,250	743,094	—	17,579	2,093,173
Executive Vice President and	2009	375,000	—	570,540	244,519	693,656	—	10,524	1,894,239
Chief Financial Officer	2008	362,250	—	724,500	310,500	583,223	—	9,953	1,990,426

R. Lewis (6)	2010	470,000	—	1,116,452	478,479	947,344	—	26,678	3,038,953
President	2009	407,000	—	747,460	320,340	854,700	—	8,627	2,338,127
	2008	380,000	—	724,500	310,500	656,260	—	8,724	2,079,984

T. Lillibridge (7)	2010	187,500	264,658	5,335,000	—	—	—	765	5,787,923
Executive Vice President, Medical Property Operations and President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.

T.R. Riney	2010	370,000	—	694,260	297,540	696,063	—	27,236	2,085,099
Executive Vice President,	2009	348,000	—	529,200	226,800	682,080	—	9,262	1,795,342
Chief Administrative Officer,	2008	336,000	—	537,600	230,400	540,960	—	9,253	1,654,213
General Counsel and Corporate Secretary

(1)	The amount shown in this column represents Mr. Lillibridge’s predetermined annual cash incentive award for 2010, prorated to reflect the portion of 2010 for which he was employed by us. Awards earned by our Named Executive Officers (other than Mr. Lillibridge) pursuant to the annual cash incentive plan for performance in fiscal 2010, 2009 and 2008 are included in the column entitled “Non-Equity Incentive Plan Compensation.” See footnote (4).

(2)	The amounts shown in this column reflect the full grant date fair value of the restricted stock granted to our Named Executive Officers in fiscal 2010, 2009 and 2008, calculated pursuant to FASB guidance relating to fair value provisions for share-based payments. See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating grant date fair value. For further information on these awards, see the 2010 Grants of Plan-Based Awards Table and 2010 Outstanding Equity Awards at Fiscal Year-End Table included in this Proxy Statement.

(3)	The amounts shown in this column reflect the full grant date fair value of the stock options granted to our Named Executive Officers in fiscal 2010, 2009 and 2008, calculated pursuant to FASB guidance regarding fair value provisions for share-based payments. See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating grant date fair value. For further information on these awards, see the 2010 Grants of Plan-Based Awards Table and 2010 Outstanding Equity Awards at Fiscal Year-End Table included in this Proxy Statement.

(4)	The amounts shown in this column reflect awards earned by our Named Executive Officers (other than Mr. Lillibridge) pursuant to the annual cash incentive plan for performance in fiscal 2010, 2009 and 2008. Mr. Lillibridge’s annual cash incentive award for 2010 was predetermined in connection with the negotiation and execution of his employment agreement in July 2010 and is included in the column entitled “Bonus.”

(5)	The amounts shown in this column include: supplemental disability insurance premiums (in the amount of $25,921 for 2010) and supplemental life insurance premiums paid on behalf of Ms. Cafaro; group term life insurance premiums paid on behalf of our Named Executive Officers; reimbursement for the payment of taxes relating to such group term life insurance; our contributions to the Named Executive Officers’ 401(k) plan accounts; payment of spousal travel and entertainment benefits in 2010 while accompanying the Named Executive Officer on company business and business development activities for Ms. Cafaro and Messrs. Schweinhart, Lewis and Riney; and provision of a parking space for Ms. Cafaro and Mr. Lewis (for which there was no incremental cost to us).

(6)	Mr. Lewis served as our Executive Vice President and Chief Investment Officer until his promotion to President in November 2010.

(7)	Mr. Lillibridge joined us effective July 1, 2010 as Executive Vice President, Medical Property Operations and was not a Named Executive Officer for 2009 or 2008; therefore, only information for the period from July 1, 2010 through December 31, 2010 is provided. Pursuant to his employment agreement, Mr. Lillibridge received two special equity incentive awards in the form of 55,561 shares of restricted stock each, having an aggregate fair market value of $5,335,000 on the date of grant, to encourage his long-term retention. The first award vests 30%, 60% and 100% on the first, second and third anniversaries, respectively, of the date of grant, and the second award vests in equal annual installments on the fourth and fifth anniversaries of the date of grant.

2010 Grants of Plan-Based Awards Table

The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2010:

								All
								Other	All Other
								Stock	Option	Exercise	Grant Date
								Awards:	Awards:	or Base	Fair Value
								Number of	Number of	Price of	of Stock
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Option	and
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Awards	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Sh)	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(1)	(#)(2)	(3)	($)(4)

D. Cafaro	— (5)	$725,000	$1,268,750	$2,537,500	$—	$—	$—	—	—	$—	$—

	— (6)	—	—	—	725,000	3,262,500	6,525,000	—	—	—	—

	1/20/2010 (7)	—	—	—	—	—	—	87,572	—	—	3,902,220

	1/20/2010 (7)	—	—	—	—	—	—	—	171,350	44.56	1,672,380

R. Schweinhart	— (5)	273,000	546,000	819,000	—	—	—	—	—	—	—

	— (6)	—	—	—	395,000	790,000	1,180,000	—	—	—	—

	1/20/2010 (7)	—	—	—	—	—	—	14,727	—	—	656,250

	1/20/2010 (7)	—	—	—	—	—	—	—	28,816	44.56	281,250

R. Lewis	— (5)	352,500	705,000	1,057,500	—	—	—	—	—	—	—

	— (6)	—	—	—	775,500	1,551,000	2,326,500	—	—	—	—

	1/20/2010 (7)	—	—	—	—	—	—	25,055	—	—	1,116,452

	1/20/2010 (7)	—	—	—	—	—	—	—	49,024	44.56	478,479

T. Lillibridge	7/1/2010 (8)	—	—	—	—	—	—	55,561	—	—	2,667,500

	7/1/2010 (8)	—	—	—	—	—	—	55,561	—	—	2,667,500

T.R. Riney	— (5)	259,000	518,000	777,000	—	—	—	—	—	—	—

	— (6)	—	—	—	370,000	740,000	1,110,000	—	—	—	—

	1/20/2010 (7)	—	—	—	—	—	—	15,580	—	—	694,260

	1/20/2010 (7)	—	—	—	—	—	—	—	30,485	44.56	297,540

(1)	The amounts shown reflect shares of restricted stock granted to our Named Executive Officers. These shares vest in three equal annual installments beginning on the date of grant, except for the shares granted to Mr. Lillibridge on July 1, 2010, which vest as follows: the first grant of 55,561 shares vests 30%, 60% and 100% on the first, second and third anniversaries, respectively, of the date of grant; and the second grant of 55,561 shares vests in equal annual installments on the fourth and fifth anniversaries of the date of grant.

(2)	The stock options vest in three equal annual installments beginning on the date of grant.

(3)	The stock option exercise price equals the closing price of our common stock on the date of grant.

(4)	The amounts shown reflect the full grant date fair value of the awards calculated pursuant to FASB guidance regarding fair value provisions for share-based payments. See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating grant date fair value.

(5)	The amounts shown represent the threshold, target and maximum earnings opportunities of each of our Named Executive Officers (other than Mr. Lillibridge) under our annual cash incentive plan for performance in fiscal 2010. The earnings opportunities were approved in December 2009 by the Compensation Committee and, in the case of the Chief Executive Officer, by the non-management members of the Board. The actual amount of each Named Executive Officer’s award (other than Mr. Lillibridge) is based on the achievement of certain corporate and individual performance goals as discussed in the Compensation Discussion and Analysis. The annual cash incentive plan awards earned by our Named Executive Officers (other than Mr. Lillibridge) for performance in fiscal 2010 were granted between the target and maximum levels in January 2011 and paid during the first quarter of 2011. The amounts of the earned awards are shown in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table.

Under Mr. Lillibridge’s employment agreement, Mr. Lillibridge’s annual cash incentive award for 2010 was predetermined to be $525,000, prorated to reflect the portion of 2010 for which he was employed by us. The prorated amount is set forth in the “Bonus” column of the 2010 Summary Compensation Table, but is not included in the 2010 Grants of Plan-Based Awards Table above.

(6)	The amounts shown represent the threshold, target and maximum earnings opportunities of each of our Named Executive Officers (other than Mr. Lillibridge) under our long-term incentive plan for performance in fiscal 2010. The earnings opportunities were approved in December 2009 by the Compensation Committee and, in the case of the Chief Executive Officer, by the non-management members of the Board. The actual amount of each Named Executive Officer’s award is based on the achievement of certain corporate and individual performance goals as discussed in the Compensation Discussion and Analysis. The long-term incentive plan awards earned by our Named Executive Officers for performance in fiscal 2010 were granted at the maximum levels in January 2011 (other than for Mr. Lewis, who, due to an administrative error, did not initially receive the full amount of the award that the Compensation Committee intended and received a corrective grant in March 2011) in the form of restricted stock (70%) and stock options (30%). The amounts of the earned awards will be reported as restricted stock and stock option grants made during 2011 and are not included in the 2010 Grants of Plan-Based Awards Table above; however, the amounts of these awards are shown in the table under “Compensation Discussion and Analysis—Compensation of Our Named Executive Officers for 2010, 2009 and 2008 Performance” in this Proxy Statement.

Under Mr. Lillibridge’s employment agreement, Mr. Lillibridge’s long-term incentive award for 2010 was predetermined to have a value of $600,000, prorated to reflect the portion of 2010 for which he was employed by us. The prorated amount will be reflected as restricted stock and stock option grants made during 2011 and is not included in the 2010 Grants of Plan-Based Awards Table above.

(7)	The amounts shown reflect restricted stock and stock option awards (rounded down to the nearest whole share) granted to our Named Executive Officers (other than Mr. Lillibridge) in January 2010 pursuant to the long-term incentive plan for performance in fiscal 2009.

(8)	The amounts shown reflect special equity incentive awards granted to Mr. Lillibridge in connection with the closing of our Lillibridge acquisition and the negotiation and execution of Mr. Lillibridge’s employment agreement in July 2010.

2010 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding equity-based awards granted to our Named Executive Officers that were outstanding at December 31, 2010:

			Option Awards							Stock Awards
											Equity		Equity
			Equity								Incentive		Incentive
			Incentive								Plan		Plan Awards:
			Plan								Awards:		Market or
			Awards:								Number of		Payout Value
		Number of	Number of							Market	Unearned		of Unearned
	Number of	Securities	Securities						Number of	Value of	Shares, Units		Shares, Units
	Securities	Underlying	Underlying						Shares or	Shares or	or Other		or Other
	Underlying	Unexercised	Unexercised		Option				Units That	Units That	Rights That		Rights That
	Unexercised	Options (#)	Unearned		Exercise		Option		Have Not	Have Not	Have Not		Have Not
	Options (#)	Unex.ercisable	Options		Price		Expiration		Vested	Vested	Vested		Vested
Name	Exercisable	(1)	(#)		($)		Date		(#)(2)	($)(3)	(#)		($)
D. Cafaro	89,246	—	—		$43.26		1/17/2017		—	$—	—		$—
	428,560	—	—		41.54		1/22/2018		—	—	—		—
	85,534	57,767	—		28.96		1/21/2019		—	—	—		—
	57,117	114,233	—		44.56		1/20/2020		—	—	—		—
	—	—	—		—		—		122,920	6,450,842	—		—
	—	—	—		—		—		—	—	85,437	(4)	4,567,500	(4)
	—	—	171,906	(4)	53.46	(4)	1/24/2021	(4)	—	—	—		1,957,500	(4)

R. Schweinhart	41,604	—	—		25.19		1/18/2015		—	—	—		—
	50,276	—	—		30.83		1/27/2016		—	—	—		—
	32,713	—	—		43.26		1/17/2017		—	—	—		—
	82,140	—	—		41.54		1/22/2018		—	—	—		—
	26,549	13,274	—		28.96		1/21/2019		—	—	—		—
	9,606	19,210	—		44.56		1/20/2020		—	—	—		—
	—	—	—		—		—		31,675	1,662,304	—		—
	—	—	—		—		—		—	—	15,504	(4)	829,500	(4)
	—	—	31,195	(4)	53.50	(4)	1/20/2021	(4)	—	—	—		355,500	(4)

R. Lewis	31,658	—	—		43.26		1/17/2017		—	—	—		—
	82,140	—	—		41.54		1/22/2018		—	—	—		—
	17,391	17,390	—		28.96		1/21/2019		—	—	—		—
	16,342	32,682	—		44.56		1/20/2020		—	—	—		—
	—	—	—		—		—		55,886	2,932,897	—		—
	—	—	—		—		—		—	—	30,440	(4)	1,617,675	(4)
	—	—	61,245	(4)	53.50	(4)	1/20/2021	(4)	—	—	—		693,280	(4)

T. Lillibridge	—	—	—		—		—		111,122	5,831,683	—		—
	—	—	—		—		—		—	—	3,957	(4)	211,726	(4)
	—	—	7,962	(4)	53.50	(4)	1/20/2021	(4)	—	—	—		90,740	(4)

T.R. Riney	28,492	—	—		43.26		1/17/2017		—	—	—		—
	60,950	—	—		41.54		1/22/2018		—	—	—		—
	24,626	12,312	—		28.96		1/21/2019		—	—	—		—
	10,162	20,323	—		44.56		1/20/2020		—	—	—		—
	—	—	—		—		—		31,767	1,667,132	—		—
	—	—	—		—		—		—	—	14,523	(4)	777,000	(4)
	—	—	29,220	(4)	53.50	(4)	1/20/2021	(4)	—	—	—		333,000	(4)

(1)	Option awards granted to our Named Executive Officers vest in three equal annual installments beginning on the date of grant and expire on the tenth anniversary of the date of grant.

(2)	Restricted stock awards granted to our Named Executive Officers vest in three equal annual installments beginning on the date of grant, except for: 179,813 shares of restricted stock granted to Ms. Cafaro on December 28, 2006, which vest in five equal annual installments beginning on the first anniversary of the date of grant; 22,935, 45,871 and 22,935 shares of restricted stock granted to Messrs. Schweinhart, Lewis and Riney, respectively, on November 30, 2007, which vest in three equal annual installments on the third, fourth and fifth anniversaries of the date of grant; and the 111,122 shares of restricted stock granted to Mr. Lillibridge on

July 1, 2010, of which 55,561 shares vest 30%, 60% and 100% on the first, second and third anniversaries, respectively, of the date of grant, and 55,561 shares vest in equal annual installments on the fourth and fifth anniversaries of the date of grant. Accordingly, the shares of restricted stock shown for our Named Executive Officers vest (or have vested) as follows:

Ms. Cafaro	29,191 shares on 1/20/2011; 28,577 shares on 1/21/2011; 35,962 shares on 12/28/2011; and 29,190 shares on 1/20/2012.
Mr. Schweinhart	4,909 shares on 1/20/2011; 6,567 shares on 1/21/2011; 7,645 shares on 11/30/2011; 4,909 shares on 1/20/2012; and 7,645 shares on 11/30/2012.
Mr. Lewis	8,352 shares on 1/20/2011; 8,603 shares on 1/21/2011; 15,290 shares on 11/30/2011; 8,351 shares on 1/20/2012; and 15,290 shares on 11/30/2012.
Mr. Lillibridge	16,669 shares on 7/1/2011; 16,668 shares on 7/1/2012; 22,224 shares on 7/1/2013; 27,781 shares on 7/1/2014; and 27,780 shares on 7/1/2015.
Mr. Riney	5,193 shares on 1/20/2011; 6,091 shares on 1/21/2011; 7,645 shares on 11/30/2011; 5,193 shares on 1/20/2012; and 7,645 shares on 11/30/2012.

Our Named Executive Officers are generally entitled to dividends paid on vested and unvested shares of restricted stock.

(3)	For purposes of the table, the market value of restricted stock that has not vested is determined by multiplying the number of shares by $52.48, the closing price of our common stock on December 31, 2010, the last trading day of fiscal 2010.

(4)	The amounts shown represent the long-term incentive awards (including the corrective award for Mr. Lewis) for our Named Executive Officers for performance in fiscal 2010, which had not been earned as of December 31, 2010. The long-term incentive awards consist of restricted stock (70%) and stock options (30%).

2010 Options Exercised and Stock Vested Table

The following table sets forth information regarding the value realized by our Named Executive Officers pursuant to the vesting or exercise of equity-based awards during 2010:

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized	Shares Acquired	Realized
	Upon Exercise	Upon Exercise	Upon Vesting	Upon Vesting
Name	(#)	($)	(#)	($)(1)
D. Cafaro	30,000	$782,491	124,063	$5,738,684

R. Schweinhart	41,408	1,060,873	24,934	1,145,268

R. Lewis	162,452	2,203,801	38,059	1,779,387

T. Lillibridge	—	—	—	—

T.R. Riney	38,924	633,639	23,243	1,073,109

(1)	The amounts shown in this column reflect the value of the vested shares based on the closing price of our common stock on the vesting date.

To the extent that a Named Executive Officer used stock to pay the exercise price of options or to satisfy the tax obligations with respect to the vesting of restricted stock, the number of shares acquired was less than the amount shown. The value realized has not been reduced to reflect the payment of any tax obligations.

Employment and Change of Control Severance Agreements with Named Executive Officers

Under existing employment or change of control severance agreements, our Named Executive Officers are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). At the time we entered into each arrangement with Ms. Cafaro and Messrs. Schweinhart, Lewis and Riney, the Compensation Committee considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, based on PM&P’s market compensation analysis, to be consistent with competitive market practices. The employment agreement we entered into with Mr. Lillibridge in July 2010 does not provide tax gross-up payments with respect to severance benefits. In addition, in March 2011, the terms of Ms. Cafaro’s employment agreement were amended to, among other things, eliminate the tax gross-up payments with respect to severance and certain other benefits in connection with a change of control.

Employment Agreement: Cafaro

We and Ms. Cafaro are parties to a second amended and restated employment agreement dated March 22, 2011 (the “Cafaro Employment Agreement”) pursuant to which Ms. Cafaro continues to serve as our Chairman and Chief Executive Officer. In consultation with PM&P, the non-management members of the Board determined that changes to Ms. Cafaro’s previous employment agreement were necessary to reflect current market practices more favorable to us and our stockholders. In addition, to support Ms. Cafaro’s continued retention, in recognition of her superior performance and contributions to our success, and in consideration for the elimination of the change of control “modified single trigger” and certain tax gross-up payments from her prior employment agreement, Ms. Cafaro received a special equity incentive award in the form of 152,934 shares of restricted stock having an aggregate fair market value of $8,000,000 on the date of grant. These shares vest in five equal annual installments beginning on the first anniversary of the date of grant. The shares are subject to accelerated vesting in the event of death, disability, termination of employment by us without Cause (as defined below) or termination of employment by Ms. Cafaro with Good Reason (as defined below) but are not subject to accelerated vesting solely upon a change of control.

Under the Cafaro Employment Agreement, the term of Ms. Cafaro’s employment will continue until terminated or the Cafaro Employment Agreement is amended. The Cafaro Employment Agreement provides Ms. Cafaro with an annual base salary of not less than $915,000, effective as of January 1, 2011 and subject to increases, if any, as determined by the Compensation Committee. Ms. Cafaro’s increased salary reflects her strong leadership, contributions to our superior performance and continuing value to our company. Ms. Cafaro is also eligible to participate in our incentive and other employee benefit plans. The Cafaro Employment Agreement requires that we provide Ms. Cafaro with $2 million of life insurance coverage and executive disability coverage that would provide annual benefits of at least 100% of her base salary.

If Ms. Cafaro’s employment is terminated by reason of death or disability, she will be entitled to receive a prorated portion of her Target Bonus (as defined below) for the year of termination and, in the case of disability, continuation of medical and dental insurance benefits for two years. If Ms. Cafaro’s employment is terminated by us other than for Cause or by her for Good Reason, she will be entitled to receive a lump sum payment equal to (i) the prorated portion of her Target Bonus for the year of termination plus (ii) three times the sum of (A) her base salary as then in effect and (B) her Target Bonus for the year of termination. In addition, Ms. Cafaro will become fully vested in all restricted stock awards, stock options and other performance-related compensation, including performance cash plan awards (assuming maximum individual and company performance), her interests under any retirement, savings, deferred compensation, profit sharing or similar arrangement will become fully vested and she would be entitled to continuation of medical, dental, life and disability insurance benefits for two years. We will also be obligated to provide Ms. Cafaro with outplacement services, including executive office space and an executive secretary, for one year following termination, with an aggregate cost not to exceed $50,000. If we terminate Ms. Cafaro’s employment for Cause, no additional payments will be made under the Cafaro Employment Agreement.

No separate payments will be due to Ms. Cafaro upon the occurrence of a change of control without a termination of her employment.

Under certain circumstances, Ms. Cafaro’s severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon her by Section 4999 of the Code or any similar state or local tax.

Upon termination of the Cafaro Employment Agreement for any reason, Ms. Cafaro will be subject to noncompetition and nonsolicitation restrictions for a period of one year following such termination. Ms. Cafaro will also be subject to certain confidentiality and nondisparagement restrictions.

For purposes of the Cafaro Employment Agreement:

•	“Target Bonus” means the greater of (i) the highest bonus paid to Ms. Cafaro pursuant to our annual incentive plan for any of the three preceding calendar years and (ii) the full amount of Ms. Cafaro’s annual bonus (assuming maximum individual and company performance) in respect of services for the year of termination.

•	“Cause” means Ms. Cafaro’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude or (ii) willful and material breach of her duties and responsibilities that is directly and materially harmful to our business and reputation and that is committed in bad faith or without reasonable belief that such conduct is in our best interests, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving Ms. Cafaro and her attorney an opportunity to be heard.

•	“Good Reason” means the occurrence of any of the following events: (i) a diminution in Ms. Cafaro’s position, authority, duties or responsibilities as Chief Executive Officer (it being understood that Ms. Cafaro ceasing to be the chief executive officer of a publicly traded company following a transaction in which we are a participant will constitute a diminution under this clause (i)); (ii) a reduction in Ms. Cafaro’s base salary, annual maximum bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites; (iii) our requiring Ms. Cafaro to relocate her principal business office to a location more than 30 miles from her existing office (except for a relocation to Chicago, Illinois); (iv) our failure or refusal to comply with any provision of the Cafaro Employment Agreement; (v) certain events of bankruptcy involving our company; and (vi) our failure to obtain the assumption of the Cafaro Employment Agreement by any successor to all or substantially all of our business or assets.

Employment Agreements: Schweinhart and Lewis

We and Mr. Schweinhart are parties to an amended and restated employment agreement dated as of December 31, 2004, as amended (the “Schweinhart Employment Agreement”), pursuant to which Mr. Schweinhart serves as our Executive Vice President (following his promotion from Senior Vice President in January 2006) and Chief Financial Officer. The initial term of the Schweinhart Employment Agreement expired on December 31, 2005; however, the term of the Schweinhart Employment Agreement is automatically extended by one additional day for each day following the effective date of the Schweinhart Employment Agreement that Mr. Schweinhart remains employed by us unless we elect to cease such automatic extension by giving notice to Mr. Schweinhart. Upon such notice, the Schweinhart Employment Agreement will terminate no sooner than twelve months after the giving of such notice.

We and Mr. Lewis are parties to an employment agreement dated as of September 18, 2002, as amended (the “Lewis Employment Agreement”), pursuant to which Mr. Lewis serves as our President (following his promotion from Executive Vice President and Chief Investment Officer in November 2010). The initial term of the Lewis Employment Agreement expired on September 30, 2003; however, the term of the Lewis Employment Agreement is automatically extended by one additional day for each day following the effective date of the Lewis Employment Agreement that Mr. Lewis remains employed by us unless we elect to cease such automatic extension by giving notice to Mr. Lewis. Upon such notice, the Lewis Employment Agreement will terminate no sooner than twelve months after the giving of such notice.

The Schweinhart Employment Agreement and the Lewis Employment Agreement (collectively, the “Executive Employment Agreements”) contain substantially similar terms. The Executive Employment Agreements provide Mr. Schweinhart with an annual base salary of not less than $262,000 and Mr. Lewis with an annual base salary of not less than $210,000. The Executive Employment Agreements provide that Mr. Schweinhart and Mr. Lewis (each, an “Executive”) are eligible for bonuses and to participate in our incentive and other employee benefit plans and may receive increases in their base salaries from time to time with the approval of the Chief Executive Officer and the Compensation Committee. The Executive Employment Agreements further provide for a gross-up for any taxes imposed upon them by Section 4999 of the Code, or any similar state or local tax, as a result of payments or benefits to which the Executives may be entitled under the Executive Employment Agreements. Under certain circumstances, however, such payments or benefits are subject to reduction such that there will be no taxes imposed upon the Executives by Section 4999 of the Code or any similar state or local tax.

If an Executive’s employment is terminated by reason of death or disability, he will be entitled to receive a prorated portion of his annual bonus, assuming maximum individual and company performance (the

“Maximum Annual Bonus”), for the year of termination. If we terminate an Executive’s employment other than for Cause (as defined below) or if an Executive terminates his employment for Good Reason (as defined below) other than in connection with a Change of Control (as defined below), he will be entitled to receive a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the Consumer Price Index (the “CPI”)) equal to his base salary as then in effect plus his Maximum Annual Bonus for the year of termination. In addition, the Executive will be treated as having one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise stock options and will be entitled to the continuation of medical, dental, life and long-term disability insurance benefits for up to one year following termination. If we terminate an Executive’s employment for Cause, no additional payments will be made under his Executive Employment Agreement.

If, within one year following a Change of Control, we terminate an Executive’s employment other than for Cause or if an Executive terminates his employment for Good Reason, he will be entitled to receive: (i) a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the CPI) equal to two times (x) the sum of his base salary and Maximum Annual Bonus for the year of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him for the year of termination; (ii) the full vesting of all of his stock options and restricted stock; and (iii) continuation of medical, dental, life and long-term disability insurance benefits for two years.

Upon termination of an Executive Employment Agreement for any reason, the Executive will be subject to noncompetition, nonsolicitation and noninterference restrictions for a period of one year following such termination. The Executive will also be subject to certain confidentiality and nondisparagement restrictions.

For purposes of the Executive Employment Agreements:

•	“Cause” means the Executive’s: (i) indictment for, conviction of or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (ii) willful or intentional material breach of his duties and responsibilities; (iii) willful or intentional material misconduct in the performance of his duties under the Executive Employment Agreement; or (iv) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer. In the case of Mr. Schweinhart, “Cause” also means an order of any federal or state agency or court prohibiting Mr. Schweinhart from serving as our officer or Chief Financial Officer.

•	“Good Reason” means the occurrence of any of the following events: (i) the assignment to the Executive of any duties materially and adversely inconsistent with his position, authority or duties as prescribed by the Executive Employment Agreement, any other action by us that results in a diminution or other material adverse change in such position, authority or duties or our requiring him to be based at any office or location other than that described in the Executive Employment Agreement; (ii) our failure to pay the Executive’s minimum specified base salary; (iii) our failure to provide the annual bonus opportunity prescribed by the Executive Employment Agreement; (iv) our failure to provide any equity award, plan or benefits or perquisites prescribed by the Executive Employment Agreement; (v) any other material adverse change to the terms and conditions of the Executive’s employment; and (vi) our failure to cause the assumption of the Executive Employment Agreement by any successor to all or substantially all of our business or assets, in each case, that is not cured within 30 days after written notice from the Executive.

•	“Change of Control” means the occurrence of any of the following events: (i) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 35% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors; (ii) persons who constituted our Board as of December 31, 2004 (in the case of Mr. Schweinhart) or as of August 2, 2002 (in the case of Mr. Lewis), together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (iii) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (iv) approval by our stockholders of a complete liquidation or dissolution of our company; (v) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (vi) any other event that the Board determines constitutes an effective Change of Control.

Employment Agreement: Lillibridge

We and Mr. Lillibridge are parties to an employment agreement effective as of July 1, 2010 (the “Lillibridge Employment Agreement”) pursuant to which Mr. Lillibridge serves as our Executive Vice President, Medical Property Operations, and as President and Chief Executive Officer of Lillibridge, a wholly owned subsidiary of ours. Mr. Lillibridge joined us in July 2010 in connection with the closing of our acquisition of Lillibridge. The term of the Lillibridge Employment Agreement expires on July 1, 2015.

The Lillibridge Employment Agreement provides Mr. Lillibridge with an annual base salary of not less than $375,000. In addition, as previously discussed, the Lillibridge Employment Agreement entitled Mr. Lillibridge to receive an annual cash bonus of not less than $525,000 and a long-term incentive award having a total value at grant of not less than $600,000, in each case, prorated to reflect the portion of 2010 for which he was employed by us, for his services rendered during 2010. Mr. Lillibridge is eligible for bonuses and to participate in our incentive and other employee benefit plans and may receive increases in his base salary from time to time as approved by the Compensation Committee, with input from the Chief Executive Officer.

Under the Lillibridge Employment Agreement, Mr. Lillibridge received two special equity incentive awards in the form of 55,561 shares of restricted stock each, having an aggregate fair market value of $5,335,000 on the date of grant, to encourage his long-term retention. The first grant vests 30%, 60% and 100% on the first, second and third anniversaries, respectively, of the date of grant, and the second grant vests in equal annual installments on the fourth and fifth anniversaries of the date of grant. In addition, the shares of restricted stock will vest in full upon (i) Mr. Lillibridge’s death or disability, (ii) certain sales of substantially all of our medical office and outpatient healthcare properties or operations, (iii) the first anniversary of a Change of Control (as defined below) or (iv) termination of Mr. Lillibridge’s employment by us other than for Cause (as defined below) or termination of employment by Mr. Lillibridge for Good Reason (as defined below).

The Lillibridge Employment Agreement further specifies that we are obligated to reimburse Mr. Lillibridge for the cost of parking one automobile at his office location and for the cost of membership in three professional organizations (four organizations in 2011 only), not to exceed $22,000 in the aggregate annually.

If Mr. Lillibridge’s employment is terminated by reason of death or disability, he will be entitled to receive a prorated portion of his Maximum Annual Bonus for the year of termination. If we terminate Mr. Lillibridge’s employment other than for Cause or if Mr. Lillibridge terminates his employment for Good Reason other than in connection with a Change of Control, he will be entitled to receive a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the CPI) equal to his base salary as then in effect plus his Maximum Annual Bonus for the year of termination. In addition, any unvested shares of restricted stock granted to Mr. Lillibridge as part of his special equity incentive awards will become fully vested and Mr. Lillibridge will be entitled to the continuation of medical, dental, life and long-term disability insurance benefits for up to one year following termination. If we terminate Mr. Lillibridge’s employment for Cause, no additional payments will be made under the Lillibridge Employment Agreement.

If, within one year following a Change of Control, we terminate Mr. Lillibridge’s employment other than for Cause, or if Mr. Lillibridge terminates his employment for Good Reason, he will be entitled to receive: (i) a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the CPI) equal to two times the sum of (x) his base salary and Maximum Annual Bonus for the year of termination, plus (y) the fair market value of the target number of shares of restricted stock authorized to be issued to him for the year of termination; (ii) the full vesting of all of his stock options and restricted stock; and (iii) continuation of medical, dental, life and long-term disability insurance benefits for 18 months.

The Lillibridge Employment Agreement subjects Mr. Lillibridge to certain noncompetition, nonsolicitation and noninterference restrictions until the later of July 1, 2015 and the second anniversary of the termination of his employment. In consideration of such restrictions, Mr. Lillibridge received a cash payment of $1.9 million on July 1, 2010. Mr. Lillibridge is also subject to certain confidentiality and nondisparagement restrictions.

For purposes of the Lillibridge Employment Agreement:

•	“Cause” means Mr. Lillibridge’s: (i) indictment for, conviction of or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (ii) willful or intentional material breach of his duties and responsibilities; (iii) willful or intentional material misconduct in the performance of his duties under the Lillibridge Employment Agreement; or (iv) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer.

•	“Good Reason” means the occurrence of any of the following events: (i) the assignment to Mr. Lillibridge of any duties materially and adversely inconsistent with, or a material diminution of, his position, authority or duties as prescribed by the Lillibridge Employment Agreement; (ii) our requiring Mr. Lillibridge to be based at any office or location that is more than 50 miles from Chicago, Illinois; (iii) our failure to pay Mr. Lillibridge’s minimum specified base salary; (iv) our failure to provide the annual bonus opportunity or any benefits or perquisites prescribed by the Lillibridge Employment Agreement; (v) our medical property operations ceasing to be operated under the Lillibridge brand and name without Mr. Lillibridge’s consent; (vi) any other material breach by us of the Lillibridge Employment Agreement; and (vii) our failure to cause the assumption of the Lillibridge Employment Agreement by any successor to all or substantially all of our business or assets, in each case, that is not cured within 30 days after written notice from Mr. Lillibridge.

•	“Change of Control” means the occurrence of any of the following events: (i) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of more than 50% of the combined voting power of our outstanding voting securities; (ii) during any twelve month period, persons who constituted our Board as of July 1, 2010, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (iii) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (iv) a complete liquidation or dissolution of our company; and (v) approval by our stockholders of an agreement for, and the consummation of, the sale or other disposition of all or substantially all of our assets to any person, other than our subsidiaries.

Employment Agreement and Change of Control Severance Agreement: Riney

We and Mr. Riney are parties to an amended and restated employment agreement dated as of July 31, 1998, as amended (the “Riney Employment Agreement”), pursuant to which Mr. Riney serves as our Executive Vice President, General Counsel and Corporate Secretary and, since February 2007, our Chief Administrative Officer. The initial term of the Riney Employment Agreement expired on July 31, 1999; however, the term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by us unless we elect to cease such automatic extension by giving notice to Mr. Riney. Upon such notification, the Riney Employment Agreement will terminate in one year.

The Riney Employment Agreement provides Mr. Riney with an annual base salary of not less than $137,000, subject to increases, if any, as determined by the Compensation Committee, and eligibility to participate in our incentive and other employee benefit plans.

If Mr. Riney’s employment is terminated by reason of death or disability, Mr. Riney will be entitled to a prorated portion of his Target Bonus (as defined below) for the year of termination. If we terminate Mr. Riney’s employment other than for Cause (as defined below) or if Mr. Riney terminates his employment for Good Reason (as defined below), he will be entitled to receive a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the CPI) equal to (i) the prorated portion of his Target Bonus for the year of termination plus (ii) the sum of his base salary as then in effect and his Target Bonus for the year of termination. In addition, Mr. Riney will be treated as having one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise stock options and will be entitled to the continuation of medical, dental, life and disability insurance benefits for one year. If we terminate Mr. Riney’s employment for Cause, no additional payments will be made under the Riney Employment Agreement.

We and Mr. Riney are also parties to an amended and restated change-in-control severance agreement dated as of March 22, 2011 (the “Riney Severance Agreement”), which provides for severance benefits that become payable if, within two years following a Change of Control (as defined below), (i) we terminate Mr. Riney without Cause or (ii) Mr. Riney terminates employment with us for Good Reason. In the event of a termination covered by the Riney Severance Agreement, Mr. Riney will be entitled to severance benefits that include: (i) a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the CPI) equal to two times the greater of (a) the sum of (x) his base salary and Target Bonus as of the date of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him for the year of termination and (b) the sum of (x) his base salary and Target Bonus as of the date immediately prior to the effectiveness of the Change of Control (the “Change of Control Date”), plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him for the year in which the Change of Control Date occurs; (ii) continuation of medical, dental, life and disability insurance benefits for two years; and (iii) an additional payment for any excise taxes he may incur as a result of the Change of Control. The Riney Severance Agreement amended Mr. Riney’s previously existing change-in-control severance agreement to eliminate a provision that provided for payment of severance benefits if Mr. Riney were to terminate employment with us without Good Reason within the 30-day period commencing 30 days after a Change of Control or within the 30-day period commencing one year after a Change of Control (a so-called “modified single trigger”).

The Riney Employment Agreement and the Riney Severance Agreement provide for a gross-up for any taxes imposed upon him by Section 4999 of the Code, or any similar state or local tax, as a result of any payment or benefits to which he may be entitled under such agreement or any other agreement.

Any severance benefits payable to Mr. Riney under the Riney Employment Agreement, including any tax gross-up, will be offset by any severance benefits payable to Mr. Riney under the Riney Severance Agreement.

For purposes of the Riney Employment Agreement and the Riney Severance Agreement:

•	“Target Bonus” means the full amount of bonuses and performance compensation that would be payable to Mr. Riney, assuming satisfaction of all performance criteria on which such bonuses and performance compensation are based, in respect of services for the year of termination.

•	“Cause” means Mr. Riney’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude or (ii) willful and material breach of his duties and responsibilities that is committed in bad faith or without reasonable belief that such conduct is in our best interests, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving Mr. Riney and his attorney an opportunity to be heard.

•	“Good Reason” means the occurrence of any of the following events: (i) the assignment to Mr. Riney of duties substantially of a non-executive or non-managerial nature; (ii) an adverse change in Mr. Riney’s status or position as an executive officer, including as a result of a diminution in his duties and responsibilities (other than a change directly attributable to our ceasing to be a publicly owned company); (iii) a reduction in Mr. Riney’s base salary, bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites (which reduction, for purposes of the Riney Employment Agreement, is material); (iv) our requiring Mr. Riney to relocate his principal business office to a location more than 30 miles from his existing office; and (v) our failure to obtain the assumption of the Riney Employment Agreement by any successor to all or substantially all of our business or assets, in each case, for purposes of the Riney Employment Agreement, that is not cured within 30 days after written notice from Mr. Riney.

•	“Change of Control” means the occurrence of any of the following events: (i) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of the combined voting power of our outstanding voting securities; (ii) persons who constituted our Board as of May 1, 1998, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (iii) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (iv) approval by our stockholders of a complete liquidation or dissolution of our company; (v) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (vi) any other event that the Board determines constitutes an effective Change of Control.

Potential Payments upon Termination or Change of Control

The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of (i) termination for Cause or without Good Reason, (ii) termination other than for Cause or with Good Reason (“involuntary termination”), (iii) a Change of Control (without any termination of employment), (iv) involuntary termination following a Change of Control, (v) death and (vi) disability. The amounts shown assume a termination date and Change of Control date of December 31, 2010 and, therefore, are estimates of the amounts that would be paid to the Named Executive Officers upon such events. The actual amounts can be determined only if and when the Named Executive Officer’s employment is terminated or the Change of Control occurs. Receipt of benefits upon termination is subject to the execution of a general release of claims by the Named Executive Officer or his or her beneficiary.

				Involuntary
	Termination			Termination
	for Cause or		Change of	Following
	without Good	Involuntary	Control (w/o	Change of
Benefit	Reason	Termination	Termination)	Control	Death	Disability
D. Cafaro
Prorated portion of Target Bonus for the year of termination (1)	$—	$2,537,500	$—	$2,537,500	$2,537,500	$2,537,500
Payment equal to multiple of base salary in effect at termination (2)	—	2,175,000	—	2,175,000	—	—
Payment equal to multiple of Target Bonus for the year of termination (1)(2)	—	7,612,500	—	7,612,500	—	—
Vesting of restricted stock and stock options (3)(4)	—	8,714,267	8,714,267	8,714,267	8,714,267	8,714,267
Continued insurance benefits	—	93,805	—	93,805	—	93,805
Office space and administrative services	—	50,000	—	50,000	—	—
Excise tax gross-up (4)(5)(8)	—	—	—	—	—	—

Total for D. Cafaro	$—	$21,183,072	$8,714,267	$21,183,072	$11,251,767	$11,345,572

				Involuntary
	Termination			Termination
	for Cause or		Change of	Following
	without Good	Involuntary	Control (w/o	Change of
Benefit	Reason	Termination	Termination)	Control	Death	Disability
R. Schweinhart
Prorated portion of Maximum Annual Bonus for the year of termination (1)	$—	$—	$—	$—	$829,500	$829,500
Payment equal to multiple of base salary in effect at termination (2)(6)	—	395,000	—	790,000	—	—
Payment equal to multiple of Maximum Annual Bonus for the year of termination (1)(2)(6)	—	829,500	—	1,659,000	—	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination (2)(6)(7)	—	—	—	761,342	—	—
Vesting of restricted stock and stock options (3)(4)	—	1,003,470	2,126,657	2,126,657	2,126,657	2,126,657
Continued insurance benefits	—	12,096	—	24,191	—	—
Reduction (8)	—	—	—	—	—	—
Excise tax gross-up (4)(5)	—	—	—	—	—	—

Total for R. Schweinhart	$—	$2,240,066	$2,126,657	$5,361,190	$2,956,157	$2,956,157

R. Lewis
Prorated portion of Maximum Annual Bonus for the year of termination (1)	$—	$—	$—	$—	$1,057,500	$1,057,500
Payment equal to multiple of base salary in effect at termination (2)(6)	—	470,000	—	940,000	—	—
Payment equal to multiple of Maximum Annual Bonus for the year of termination (1)(2)(6)	—	1,057,500	—	2,115,000	—	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination (2)(6)(7)	—	—	—	155,342	—	—
Vesting of restricted stock and stock options (3)(4)	—	1,692,200	3,600,774	3,600,774	3,600,774	3,600,774
Continued insurance benefits	—	17,234	—	34,468	—	—
Reduction (8)	—	—	—	—	—	—
Excise tax gross-up (4)(5)	—	—	—	—	—	—

Total for R. Lewis	$—	$3,236,934	$3,600,774	$6,845,584	$4,658,274	$4,658,274

T. Lillibridge
Prorated portion of Maximum Annual Bonus for the year of termination (1)	$—	$—	$—	$—	$393,750	$393,750
Payment equal to multiple of base salary in effect at termination (2)(6)	—	375,000	—	750,000	—	—
Payment equal to multiple of Maximum Annual Bonus for the year of termination (1)(2)(6)	—	787,500	—	1,575,000	—	—
Payment equal to multiple of fair market value of target restricted stock grant under LTIP for the year of termination (2)(6)(7)	—	—	—	675,000	—	—
Vesting of restricted stock and stock options (3)(4)	—	5,831,683	5,831,683	5,831,683	5,831,683	5,831,683
Continued insurance benefits	—	15,831	—	23,746	—	—

Total for T. Lillibridge	$—	$7,010,014	$5,831,683	$8,855,429	$6,225,433	$6,225,433

				Involuntary
	Termination			Termination
	for Cause or		Change of	Following
	without Good	Involuntary	Control (w/o	Change of
Benefit	Reason	Termination	Termination)	Control	Death	Disability
T.R. Riney
Prorated portion of Target Bonus for the year of termination (1)	$—	$777,000	$—	$—	$777,000	$777,000
Payment equal to multiple of base salary in effect at termination (2)(6)	—	370,000	—	740,000	—	—
Payment equal to multiple of Target Bonus for the year of termination (1)(2)(6)	—	777,000	—	1,554,000	—	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination (2)(6)(7)	—	—	—	916,342	—	—
Vesting of restricted stock and stock options (3)(4)	—	993,411	2,117,706	2,117,706	2,117,706	2,117,706
Continued insurance benefits	—	17,712	—	35,423	—	—
Excise tax gross-up (4)(5)	—	—	—	—	—	—

Total for T.R. Riney	$—	$2,935,123	$2,117,706	$5,363,471	$2,894,706	$2,894,706

(1)	“Target Bonus” or “Maximum Annual Bonus,” as applicable, for each Named Executive Officer is defined above under “Employment and Change of Control Severance Agreements with Named Executive Officers.”

(2)	Multiples for the Named Executive Officers are as follows:

	Involuntary	Involuntary Termination
	Termination	Following Change of Control

Ms. Cafaro	3x	3x
Mr. Schweinhart	1x	2x
Mr. Lewis	1x	2x
Mr. Lillibridge	1x	2x
Mr. Riney	1x	2x

(3)	Pursuant to our 2006 Incentive Plan, upon a change of control or in the event of death or disability of a participant while employed by us, generally, all stock options held by the participant become fully vested and immediately exercisable and all restrictions and other conditions pertaining to shares of restricted stock and restricted stock units held by the participant immediately lapse. In the event of involuntary termination: Ms. Cafaro would become fully vested in all restricted stock awards and stock options; Messrs. Schweinhart, Lewis and Riney would be treated as having one additional year of service for purposes of vesting of restricted stock; and all shares of restricted stock granted to Mr. Lillibridge as part of his special equity incentive awards on July 1, 2010 would vest in full.

(4)	Assumes a stock price of $52.48, the closing price of our common stock on December 31, 2010, the last trading day of fiscal 2010. For purposes of the table, the value of vesting of restricted stock is determined by multiplying the number of shares by $52.48, and the value of vesting of stock options is determined by subtracting the stock option exercise price from $52.48 and multiplying by the number of options.

(5)	Although the Cafaro Employment Agreement, the Executive Employment Agreements and the Lillibridge Employment Agreement contain certain restrictive covenants, including noncompetition and nonsolicitation provisions, no specific value to the company has been ascribed to these covenants in this table.

In March 2011, the terms of the Cafaro Employment Agreement were amended to eliminate the excise tax gross-up with respect to severance and certain other benefits in connection with a change of control.

(6)	Pursuant to the Executive Employment Agreements, the Lillibridge Employment Agreement, the Riney Employment Agreement and the Riney Severance Agreement, the amount of certain severance benefits payable to each of Messrs. Schweinhart, Lewis, Lillibridge and Riney is limited to a maximum of $3 million, as adjusted annually to reflect increases in the CPI.

(7)	The fair market value of the maximum or target restricted stock grant under the long-term incentive plan is determined by multiplying the maximum or target 2010 long-term incentive opportunity, as applicable, by 0.70.

(8)	Pursuant to the Executive Employment Agreements and the Cafaro Employment Agreement, as amended in March 2011, under certain circumstances, payments or benefits to Messrs. Schweinhart and Lewis are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax.

Executive Officer 10b5-1 Plans

From time to time, certain of our executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1 under the Exchange Act or otherwise monetize their equity-based compensation. These plans are generally adopted for estate, tax and financial planning purposes.

See “Securities Ownership—Directors, Director-Nominees and Executive Officers” for information regarding the number of shares of our common stock beneficially owned by each of our executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to our equity compensation plans as of December 31, 2010:

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities	Weighted Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))
Equity compensation plans approved by stockholders (1)	1,656,558	$38.12	5,290,805
Equity compensation plans not approved by stockholders (2)	46,733	N/A	953,267

Total	1,703,291	38.12	6,244,072

(1)	These plans consist of: (i) the 2000 Incentive Compensation Plan (Employee Plan) (formerly known as the 1997 Incentive Compensation Plan); (ii) the 2004 Stock Plan for Directors (which amended and restated the 2000 Stock Option Plan for Directors (formerly known as the 1997 Stock Option Plan for Non-Employee Directors)); (iii) the Employee and Director Stock Purchase Plan; (iv) the 2006 Incentive Plan; and (v) the 2006 Stock Plan for Directors. No additional grants are permitted under the 2000 Incentive Compensation Plan or the 2004 Stock Plan for Directors.

(2)	These plans consist of: (i) the Director Deferred Compensation Plan, under which our non-employee directors may receive units convertible on a one-for-one basis into common stock in lieu of director fees; and (ii) the Executive Deferred Stock Compensation Plan, under which our executive officers may receive units convertible on a one-for-one basis into our common stock in lieu of compensation.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1: Election of Directors

Nine directors currently serve on our Board. Upon the closing of our pending acquisition of substantially all of Atria’s real estate assets, we will increase the size of our Board to ten directors and expect to fill the resulting vacancy with the appointment of Mr. Lustig. Following the recommendation of the Nominating Committee, our Board has nominated each individual presently serving as a director for election at the Annual Meeting. Our Board has also nominated Mr. Lustig for election at the Annual Meeting, contingent upon the closing of our pending acquisition of substantially all of Atria’s real estate assets. If the acquisition is not completed in advance of the Annual Meeting, Mr. Lustig’s nomination for election at the Annual Meeting may be withdrawn.

In uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director, which means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee. In contested elections, in which the number of nominees is greater than the number of directors to be elected, the vote standard would be a plurality of the votes cast. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. We do not have a staggered Board.

In accordance with our Director Resignation Policy, the Board will nominate an incumbent director for re-election to the Board only if the director agrees that, in the event the director fails to receive the required majority vote for re-election, he or she will tender, promptly following certification of the election results, an irrevocable resignation that will be effective upon acceptance by the Board. If an incumbent director fails to receive the required majority vote for re-election, the Nominating Committee will act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and submit its recommendation for prompt consideration by the Board. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision regarding the tendered resignation by filing a Current Report on Form 8-K with the SEC no later than 90 days following certification of the election results.

Any director who tenders his or her resignation pursuant to our Director Resignation Policy may not participate in any Nominating Committee or Board decision regarding that resignation. If less than a majority of the Nominating Committee members receive the required vote in favor of their re-election in the same election, then the independent directors who received the required vote will be constituted by the Board as a committee to consider the tendered resignation(s) and make a recommendation to the Board. However, if three or fewer independent directors receive the required vote in the same election, all directors not required by the Director Resignation Policy to tender a resignation may participate in considering and recommending to the Board whether to accept or reject the resignation(s).

Under our Guidelines on Governance, a director is generally required to retire at the first annual meeting of stockholders following his or her 75th birthday. On the recommendation of the Nominating Committee, the Board may waive this requirement as to any director if it deems a waiver to be in our best interests. None of our director-nominees has reached the mandatory retirement age.

Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

The following pages contain certain biographical and other information concerning the nominees proposed for election as directors. This information is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the Annual Meeting.

Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating Committee and the Board to determine that each nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
Debra A. Cafaro	53	Ms. Cafaro has been our Chief Executive Officer and a director since 1999 and Chairman of the Board since 2003. She also served as our President from 1999 to November 2010. Before joining us, she served as President and a director of Ambassador Apartments, Inc. (formerly NYSE: AAH) (“Ambassador”), a multifamily REIT, from 1997 until it was acquired by Apartment Investment and Management Company (AIMCO) in 1998. Ms. Cafaro is currently a director and Chair of the Finance Committee of Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, a member of the Real Estate Roundtable and the immediate past Chair of NAREIT. During the past five years, she has also served as a director of General Growth Properties, Inc. (NYSE: GGP) (“General Growth”) (March 2010-November 2010), a shopping center REIT, and she recently was appointed to the Business Advisory Council of the University of Chicago Law School. Ms. Cafaro is admitted to the Bar in Illinois. She has substantial executive and legal experience, leadership ability and a proven record of accomplishment, with strong skills in real estate and corporate finance, capital markets, strategic planning and other public company matters.	1999

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
Douglas Crocker II	71	Mr. Crocker has been the Chairman and Chief Investment Officer of Transwestern Multifamily Partners, L.L.C., a commercial real estate firm, since 2006. From 2003 until 2006, he was a principal with DC Partners LLC, a consulting firm. Prior to that, Mr. Crocker was the President, Chief Executive Officer and a trustee of Equity Residential Properties Trust (NYSE: EQR) (“EQR”), a prominent multifamily REIT, from 1993 until 2003, most recently serving as Vice Chairman of the Board. During his more than 40 years of real estate experience, he has previously served as: Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. (“EGI”), which provides strategic direction and services for EGI’s real estate and corporate activities; President, Chief Executive Officer and a director of First Capital Corporation, a sponsor of public limited real estate partnerships; Managing Director of Prudential Securities Inc., a financial services brokerage firm; Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance; President of American Invesco, the nation’s largest condominium conversion company; and Vice President of Arlen Realty and Development Company, a diversified real estate and retail company. Mr. Crocker is currently a trustee of Acadia Realty Trust (NYSE: AKR), a shopping center REIT, Vice Chairman of the Board of Post Properties, Inc. (NYSE: PPS), a multi-family REIT, and a director of Cypress Sharpridge Investments, Inc. (NYSE: CYS), a specialty finance company that primarily invests in agency residential mortgage-backed securities. During the past five years, he has also served as a director of Wellsford Real Properties, Inc. (formerly AMEX: WRP) (1997-2007), a real estate merchant banking firm, Reckson Associates Realty Corp. (formerly NYSE: RA) (2004-2007), an office and industrial REIT, and Reis, Inc. (NASDAQ: REIS) (2007-2009), a real estate merchant banking firm. Mr. Crocker sits on the Advisory Board of the DePaul University Real Estate School and is a former trustee of DePaul University and the Multifamily Council of the Urban Land Institute, a past Chairman of the National Multi Housing Counsel and a former member of the Board of Governors of NAREIT. He is a successful, well-respected and recognized leader in the real estate industry, with extensive executive experience and strong skills in corporate finance, mergers and acquisitions, strategic planning, and public company executive compensation.	1998

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
Ronald G. Geary	63	Mr. Geary is President of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky. He served as President of ResCare (formerly NASDAQ: RSCR), a provider of residential training and support services for persons with developmental disabilities and certain vocational training services from 1990 to 2006 and as its Chief Executive Officer from 1993 to 2006. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. During the past five years, Mr. Geary served as a director of ResCare (1990-2010), most recently serving as Chairman of the Board from 1998 to 2010. Mr. Geary is an attorney and certified public accountant, with extensive executive experience in the healthcare industry and strong financial, government and international operations and strategic planning skills.	1998

Jay M. Gellert	57	Mr. Gellert has been President and Chief Executive Officer of Health Net, Inc. (NYSE: HNT) (“Health Net”), an integrated managed care organization that administers the delivery of managed healthcare services, since 1998 and a director of Health Net since 1999. He served as President and Chief Operating Officer of Health Net from 1997 to 1998 and as President, Chief Operating Officer and a director of its predecessor, Health Systems International, Inc. (“HSI”), a health maintenance organization, from 1996 to 1997. Before joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners in the area of integrated delivery systems development, managed care network formation and physician group practice integration. He has also previously served as President and Chief Executive Officer of Bay Pacific Health Corporation, Senior Vice President and Chief Operating Officer for California Healthcare System and as an independent consultant. Mr. Gellert is currently a member of the Board of Directors of America’s Health Insurance Plans and the Board of Directors of the Council for Affordable Quality Healthcare (CAQH), serving on its Executive Committee. He has substantial healthcare executive experience, with strong skills in government relations, public company executive compensation, mergers and acquisitions and strategic planning.	2001

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
Matthew J. Lustig	50	Mr. Lustig is the Chief Executive Officer and a Managing Principal of LREP, a Managing Director of Lazard Alternative Investments LLC, an affiliate of LREP, and Vice Chairman of US Investment Banking and Head of Real Estate at Lazard Frères & Co. LLC. Pending our acquisition of substantially all of Atria’s real estate assets, Mr. Lustig is Chairman of the Board of Atria. In addition, Mr. Lustig is or has been a board member of several public and private portfolio investments of funds managed by LREP or its affiliates. Prior to joining Lazard Frères & Co. in 1989, Mr. Lustig was a First Vice President at Drexel Burnham Lambert and was previously a lending officer with Chase Manhattan Bank, specializing in credit, construction, and real estate finance. Mr. Lustig is a member of various industry organizations and serves on the Boards of Pension Real Estate Association, the Larson Leadership Initiative of the Urban Land Institute, The Wharton School Zell/Lurie Real Estate Center and the Real Estate Advisory Board at Columbia University School of Business. He is also on the Board of Directors of Boston Properties, Inc. (BXP: NYSE), an office property REIT, and the Board of Visitors of the School of Foreign Service at Georgetown University. He has extensive experience in investing in real estate companies and assets and advising on real estate and corporate finance, capital structure, mergers and acquisitions and strategic transactions.	—

Robert D. Reed	58	Mr. Reed has been Senior Vice President and Chief Financial Officer of Sutter Health, a family of not-for-profit hospitals and physicians organizations in northern California, since 1997. Prior to that, he held various finance positions within Sutter Health and its affiliates. Before he became a hospital system executive, Mr. Reed was an investment banker specializing in healthcare finance for hospital systems at various national financial firms, including Eastdil, Paine Webber and American Health Capital. Mr. Reed is currently a director of ReSurge International (formerly Interplast), an international humanitarian organization that provides free reconstructive surgery in developing countries, Metta Fund, a private non-profit foundation, and Orinda Senior Village, a not-for-profit seniors housing community. He has a strong background in healthcare finance and operations, managing capital intensive operations and strategic planning, as well as leading not-for-profit organizations.	2008

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
Sheli Z. Rosenberg	69	Ms. Rosenberg was the Vice Chairman of Equity Group Investments, LLC, an investment company, from 2000 to 2003 and its President and Chief Executive Officer from 1999 to 2000. From 1994 to 1999, Ms. Rosenberg served as President, Chief Executive Officer and a director of EGI, an owner, manager and financier of real estate and corporations. She was also a principal in the law firm of Rosenberg & Liebentritt, P.C. from 1980 to 1997. Ms. Rosenberg is currently a director of Equity Life Style Properties (NYSE: ELS), a manufactured home community REIT, CVS Caremark Corporation (NYSE: CVS), a drug store chain, Nanosphere, Inc. (NASDAQ: NSPH), a developer, manufacturer and marketer of advanced molecular diagnostics systems, and General Growth. During the past five years, she has also served as a trustee of EQR (1993-2010) and Equity Office Properties Trust (formerly NYSE: EOP) (1997-2007), an office REIT, and as a director of Cendant Corporation (formerly NYSE: CD) (2000-2006), a provider of travel-related, real estate-related and direct marketing consumer and business services, and Avis Budget Group, Inc. (NYSE: CAR) (2006-2008), a provider of vehicle rental services. Ms. Rosenberg is the co-founder and former President of the Center for Executive Women at the Kellogg School of Management, and she was an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Business from 2003 to 2007. She is a successful, well-respected and recognized leader in the real estate industry and general business community, with extensive executive and legal experience and strong skills in corporate finance, strategic planning, and public company executive compensation.	2001

Glenn J. Rufrano	61	Mr. Rufrano has been President and Chief Executive Officer of Cushman & Wakefield, Inc., a privately held commercial property and real estate services company, and a member of its Board of Directors since March 2010. Prior to that, he served as Chief Executive Officer of Centro Properties Group, an Australian-based shopping center company, from 2008 to 2010 and Chief Executive Officer and a director of New Plan Excel Realty Trust (formerly NYSE: NXL) (“Excel Realty”), a commercial retail REIT, from 2000 to 2007, and he was a co-founder of O’Connor Capital Partners. He presently serves on the Board of New York University’s Real Estate Institute. During the past five years, he has served as a director of Excel Realty (2000-2007), Trizec Properties, Inc. (formerly NYSE: TRZ) (2002-2006), an office REIT, and General Growth (2009-2010). He is a recognized leader in the real estate industry with extensive executive experience and strong skills in strategic planning, international operations and corporate finance.	2010

		Principal Occupation, Business Experience,	Director
Name	Age	Directorships & Qualifications	Since
James D. Shelton	57	Mr. Shelton is Chairman of the Board of Legacy Hospital Partners, Inc., a privately held company established to provide essential capital and expertise to not-for-profit hospitals and hospital systems, and serves as a Senior Advisor to CCMP Capital Advisors, LLC, a private equity firm. From August 2010 to January 2011, he served as interim Chief Executive Officer of Omnicare, Inc. (NYSE: OCR) (“Omnicare”), a pharmaceutical care provider for the elderly. He served as Chief Executive Officer and Chairman of the Board of Triad Hospitals, Inc. (formerly NYSE: TRI) (“Triad”), an owner and manager of hospitals and ambulatory surgery centers, from 1999 until it was sold in July 2007. Before leading the formation and spin-off of Triad from Columbia/HCA Healthcare Corporation (now known as HCA Inc.) (“HCA”), Mr. Shelton was President of the Pacific Group of HCA from 1998 to 1999 and President of the Central Group of HCA from 1994 to 1998. During his more than 30 years of healthcare experience, he has also held various executive positions with National Medical Enterprises (now known as Tenet Healthcare Corporation). Mr. Shelton is currently non-executive Chairman of the Board of Omnicare and a director of Health Coverage Foundation, a non-profit organization formed to promote private solutions for the medically uninsured in America, and has previously served on the Boards of Optimal IMX Inc., the Federation of American Hospitals and the American Hospital Association. He has extensive executive experience in the healthcare industry, with strong skills in hospital administration and finance, managing capital intensive operations, strategic planning and government relations.	2008

Thomas C. Theobald	74	Mr. Theobald has been a Senior Advisor at Chicago Growth Partners (formerly William Blair Capital Partners (“WBCP”)), a private equity firm, since 2004. He served as a Managing Director of WBCP from 1994 to 2004 and as Chairman and Chief Executive Officer of Continental Bank Corporation, a bank holding company, from 1987 until it was sold in 1994. Prior to 1987, Mr. Theobald worked at Citicorp/Citibank for over 25 years in various capacities in the domestic and international sectors, including serving as Vice Chairman from 1982 to 1987. He is currently a director of AMBAC Financial Group (formerly NYSE: ABK), a financial guaranty underwriter, and Jones Lang LaSalle Incorporated (NYSE: JLL), a real estate services and investment management firm. Mr. Theobald is also a Life Trustee of Northwestern University. During the past five years, he has also served as a director of Anixter International, Inc. (NYSE: AXE) (1994-2010), a supplier of electrical apparatus and equipment, and Columbia Funds (1994-2010), a mutual fund complex. He is a successful, well-respected and recognized leader in the financial services industry, with extensive executive and capital markets experience and strong skills in strategic planning, real estate, public company executive compensation and international operations.	2003

The Board Recommends that You Vote “FOR” Each of the Named Director-Nominees.

Proposal 2: Ratification of the Selection of Ernst & Young as Our Independent Registered Public Accounting Firm for Fiscal Year 2011

The Board has approved the Audit Committee’s selection of Ernst & Young as our independent registered public accounting firm for fiscal year 2011. Although ratification is not required by our By-Laws or otherwise, we are submitting the selection of Ernst & Young to our stockholders for ratification because the Board values our stockholders’ views and believes such submission is appropriate, as a matter of good corporate practice. If our stockholders fail to ratify this selection, it will be considered a recommendation to the Audit Committee and the Board to consider the selection of a different firm, and the Audit Committee and the Board may select another independent registered public accounting firm without resubmitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders.

We expect that representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

A majority of the votes cast is required to ratify the selection of Ernst & Young as our independent registered public accounting firm for fiscal year 2011.

The Board Recommends that You Vote “FOR” Ratification of the Selection of Ernst & Young as Our Independent Registered Public Accounting Firm for Fiscal Year 2011.

Audit and Non-Audit Fees

Ernst & Young audited our financial statements for the year ended December 31, 2010 and has been our independent registered public accounting firm since May 1998. Fees billed by Ernst & Young for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009
Audit Fees (1)	$1,002,000	$799,500
Audit-Related Fees (2)	347,500	39,500
Tax Fees (3)	324,645	236,553
All Other Fees (4)	2,115	2,094

Total	$1,676,260	$1,077,647

(1)	Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual consolidated financial statements (including debt covenant compliance letters), audit of internal control over financial reporting, review of interim financial statements included in our Quarterly Reports on Form 10-Q during such fiscal year, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)	Audit-Related Fees consist principally of fees relating to acquisitions in 2010 and accounting consultations concerning financial accounting and reporting standards in 2009.

(3)	Tax Fees consist principally of reviews of tax returns and advice on tax-planning matters primarily related to acquisitions.

(4)	All Other Fees relate to annual subscription fees for Ernst & Young’s online technical site.

All audit-related services, tax services and other services were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies described below. The Audit Committee determined that the provision of these services by Ernst & Young did not compromise Ernst & Young’s independence and was consistent with its role as our independent registered public accounting firm.

Audit Committee Report

The Audit Committee oversees Ventas’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2010, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of Ventas’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence from Ventas and its management, and the Audit Committee has considered the compatibility of non-audit services with the firm’s independence.

The Audit Committee has discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluations of Ventas’s internal controls, and the overall quality of Ventas’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Ventas’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee has also recommended, and the Board has approved, the selection of Ventas’s independent registered public accounting firm for fiscal year 2011.

AUDIT COMMITTEE

Ronald G. Geary, Chair
Robert D. Reed
Sheli Z. Rosenberg

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with the requirements of the SEC and the PCAOB, the Audit Committee has responsibility for compensating, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has implemented procedures relating to the pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm to ensure that the provision of such services and related fees does not impair the firm’s independence.

Under these procedures, the annual audit services and related fees of the independent registered public accounting firm are subject to specific approval by the Audit Committee. Prior to or during the first quarter of each fiscal year, the independent registered public accounting firm must provide the Audit Committee with an engagement letter outlining the scope of proposed audit services for that year and the related fees. If agreed to by the Audit Committee, the engagement letter will be formally accepted as evidenced by its execution by the Chair of the Audit Committee. The Audit Committee will then approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition, the Audit Committee may grant pre-approval for those permissible non-audit services that it believes would not impair the independence of the independent registered public accounting firm. However, the Audit Committee may not grant approval for any services categorized by the SEC as “Prohibited Non-

Audit Services.” Prior to the beginning of each year, management submits to the Audit Committee a list of certain non-audit services and related fees expected to be rendered by the independent registered public accounting firm during that year. Following review, the Audit Committee pre-approves the non-audit services within each category, and the fees for each category are budgeted. The term of any pre-approved non-audit service is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Fee levels for all non-audit services to be provided by the independent registered public accounting firm are established periodically by the Audit Committee, and any proposed services exceeding those levels require separate pre-approval by the Audit Committee. Upon request, the independent registered public accounting firm must provide detailed supporting documentation to the Audit Committee regarding the particular services to be provided. To obtain approval of other permissible non-audit services, management must submit to the Audit Committee those non-audit services for which it recommends the Audit Committee engage the independent registered public accounting firm, and both management and the independent registered public accounting firm must confirm to the Audit Committee that each non-audit service for which approval is requested is not a Prohibited Non-Audit Service.

Our Chief Accounting Officer and Controller is responsible for tracking all fees for pre-approved non-audit services provided by the independent registered public accounting firm, and at each regularly scheduled Audit Committee meeting, management reports on the pre-approved non-audit services provided during the quarter and year-to-date and the fees incurred for such services during such periods.

Proposal 3: Advisory Vote on Our Executive Compensation

We are submitting to our stockholders a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Our executive compensation program has been designed to achieve certain key objectives, including: attracting, retaining and motivating talented executives; linking compensation realized to the achievement of our financial and strategic goals; rewarding performance that meets or exceeds established goals; encouraging executives to become and remain long-term stockholders of our company; providing balanced incentives that do not promote excessive risk taking; and following corporate governance best practices. We encourage stockholders to review the information under “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program.

By establishing and maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured in the best manner possible to support our key objectives. For example:

•	We generally target the 50th percentile of our peer comparators for the base salary of our Named Executive Officers and the 65th percentile of our peer comparators for total annual compensation, long-term incentive compensation and total direct compensation of our Named Executive Officers. Our executive compensation program is designed to deliver compensation levels above or below these targets based on performance well above or below established goals.

•	We target a mix of executive compensation that emphasizes variable pay, and our compensation structure is designed so that a significant portion of total direct compensation is in the form of equity awards that vest over time. The use of equity awards encourages management to create stockholder value over the long term because the value of the equity awards is dependent on the appreciation of our common stock over time. Equity awards are also an effective tool for management retention because full vesting of the awards generally requires continued employment over a number of years.

•	A significant portion of executive compensation is performance-based incentive compensation, including annual cash incentive awards and long-term incentive awards granted in the form of shares of restricted stock and stock options. We believe the goals set by the Compensation Committee for the annual cash incentive awards are stretch goals that are challenging to achieve.

For 2010, these goals included total shareholder return relative to our peer group, company performance based upon certain qualitative criteria, and individual performance.

•	The value of the long-term incentive awards is based on the accomplishment of certain objectives considered by the Compensation Committee. For 2010, these objectives included total shareholder return (absolute and relative to our peers), expansion and growth, identification and mitigation of risks, management of exposure to government-reimbursed assets, reduction of tenant/operator concentration, pursuit of strategic consolidation opportunities, maintenance of a strong executive-level relationship with Sunrise, asset class diversification, opportunistic debt investments and/or international investments, continued development of our MOB business, strong credit characteristics and ratings, balance sheet and liquidity management, optimal capital markets execution, infrastructure investments, effective management of our triple-net leased properties and our senior living operating and MOB portfolios, management of the HCP litigation appeals process, consideration of environmental/green initiatives, business ethics, reputation, industry leadership and individual performance.

•	The Compensation Committee annually reviews the compensation practices and programs of our compensation peer group (generally selected based on their similarity to us in terms of operations, FFO, enterprise value and market capitalization) and receives guidance from its independent compensation consultant on compensation best practices.

We are also committed to responsible compensation and corporate governance practices. Recently, we adopted a majority vote standard for director elections and amended Ms. Cafaro’s employment agreement and Mr. Riney’s change-in-control severance agreement to eliminate the change of control “modified single trigger” from both agreements and to eliminate certain tax gross-up payments from Ms. Cafaro’s agreement. In addition, we maintain meaningful share ownership guidelines for our executive officers and directors and provide our executive officers with limited perquisites that are not otherwise generally available to all of our employees.

Based on the information provided above and elsewhere in this Proxy Statement, we believe our executive compensation program is designed appropriately to support our key objectives. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table, the accompanying compensation tables and the related narrative disclosure.”

A majority of the votes cast is required to approve, on an advisory basis, our executive compensation. Although the results of the stockholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our stockholders on compensation. Our Board and its Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors Recommends that You Vote “FOR” the Approval, on an Advisory Basis, of Our Executive Compensation.

Proposal 4: Advisory Vote as to the Frequency of Advisory Votes on Executive Compensation

We are also submitting to our stockholders a non-binding advisory vote as to the frequency with which we hold an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on the compensation of our Named Executive Officers every one, two or three years. You have the option to vote for any of the three options, or to abstain from voting on the matter.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company. In formulating its recommendation, the Board considered a number of factors, including the following:

•	A shorter time period between advisory votes will enhance the Board’s understanding of the reasons for positive or negative vote results. An annual vote will provide near-immediate feedback on compensation decisions and allow the Board to link the results of each advisory vote to specific compensation actions or decisions.

•	An annual advisory vote is consistent with corporate governance principles that encourage regular engagement with stockholders. The Board considers frequent solicitation of our stockholders’ views, including on matters of executive compensation, as an important component of corporate governance.

•	Based on information we have received from certain of our stockholders and public discussions generally, the Board believes that an annual advisory vote is the frequency most preferred by our stockholders.

•	Many of our compensation decisions, including salary adjustments and determination of annual cash incentive awards and long-term incentive awards, are made annually. An annual advisory vote aligns with the timing of these decisions and allows our stockholders a formal opportunity to express their view on each year’s compensation decisions.

A plurality of votes cast will determine the preference of our stockholders, on an advisory basis, as to the frequency of advisory votes to approve our executive compensation. Although the results of the stockholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our stockholders on compensation. Our Board and its Compensation Committee will take into account the outcome of the vote when determining the frequency of advisory votes on the compensation of our Named Executive Officers. Pursuant to SEC rules, if an alternative receives a majority of votes cast and we adopt that frequency, we may exclude from future proxy statements any stockholder proposal asking that a different frequency be used.

The Board of Directors Recommends that You Vote Every “1 Year,” on an Advisory Basis, as to the Frequency of Advisory Votes on Executive Compensation.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS

Under SEC rules, any stockholder proposal intended to be presented at the 2012 Annual Meeting of Stockholders must be received by us at our principal executive offices at 111 South Wacker Drive, Suite 4800, Chicago, Illinois 60606 by November 29, 2011 and meet the requirements of our By-Laws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Corporate Secretary.

Under our By-Laws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Corporate Secretary at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2012 Annual Meeting at least 120 days, but not more than 150 days, prior to the anniversary of this year’s Annual Meeting (May 12, 2012); however, if we hold our 2012 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the 150th day, and not later than the

120th day, prior to the annual meeting date or the tenth day following the date on which we first publicly announce the date of the 2012 Annual Meeting, whichever occurs later.

For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not later than the 30th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

Notices relating to director nominations and other stockholder proposals must include (among other information, as specified in our By-Laws):

•	As to each person proposed to be nominated for election as a director, all information relating to that person that would be required to be disclosed in connection with the solicitation of proxies for election as a director pursuant to Section 14 of the Exchange Act;

•	As to each other item of business, a brief description of such business, the stockholder’s reasons for proposing such business and any material interest that the stockholder or any of the stockholder’s associates may have in such business; and

•	As to the stockholder giving the notice, the stockholder’s associates and any proposed director-nominee: the name and address of such person; the class, series and number of all shares of our capital stock owned by such person (and the name of the record holder, if beneficially owned), the date the shares were acquired and any short interest of such person in our securities; whether and to what extent such person has engaged in any hedging or derivative transactions in our securities during the preceding twelve months; and the investment strategy or objective of such person.

The persons appointed as proxies for our 2012 Annual Meeting will have discretionary voting authority with respect to any director nomination or other stockholder proposal that is submitted to us otherwise than in conformity with our By-Laws.

The Board is not aware of any matters that are expected to come before the 2011 Annual Meeting other than those set forth in the Notice of Meeting and described in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the persons named in the accompanying form of proxy, or their substitutes, will have discretionary voting authority with respect to any such stockholder proposal.

ADDITIONAL INFORMATION

A copy of our 2010 Annual Report, which consists of our 2010 Chairman’s Letter to Investors and our 2010 Annual Report on Form 10-K, accompanies this Proxy Statement. Stockholders may also obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, excluding exhibits, without charge, upon request to our Corporate Secretary at Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

By Order of the Board of Directors,

Debra A. Cafaro
Chairman and Chief Executive Officer

Chicago, Illinois
March 28, 2011

2011 ANNUAL MEETING OF STOCKHOLDERS

111 South Wacker Drive
29th Floor
Chicago, Illinois 60606

DRIVING DIRECTIONS

From the North and Northwest (via I-90E / I-94)

Take exit 51H for Eisenhower Expy/I-290W. Take exit 51I on the left for Chicago Loop/Congress Pkwy. Merge onto Eisenhower Expy/I-290E. Exit at Wacker Drive/Franklin Street. Take the Wacker Drive ramp and keep right at the fork. Merge onto S. Upper Wacker Drive/S. Wacker Drive. 111 South Wacker Drive is three blocks up Wacker Drive on the right.

From the South and Southeast (via I-90W / I-94):

Take exit 51H for Eisenhower Expy/I-290W. Keep right at the fork and follow signs for Chicago Loop/Congress Pkwy. Merge onto Eisenhower Expy/I-290E. Exit at Wacker Drive/Franklin Street. Take the Wacker Drive ramp and keep right at the fork. Merge onto S. Upper Wacker Drive/S. Wacker Drive. 111 South Wacker Drive is three blocks up Wacker Drive on the right.

From the Southwest (via I-55N):

Take I-55N to I-90/94W. Take exit 51H for Eisenhower Expy/I-290W. Keep right at the fork and follow signs for Chicago Loop/Congress Pkwy. Merge onto Eisenhower Expy/I-290E. Exit at Wacker Drive/Franklin Street. Take the Wacker Drive ramp and keep right at the fork. Merge onto S. Upper Wacker Drive/S. Wacker Drive. 111 South Wacker Drive is three blocks up Wacker Drive on the right.

From the West (via I-290E):

Take I-290E until it becomes Congress Parkway. Exit at Wacker Drive/Franklin Street. Take the Wacker Drive ramp and keep right at the fork. Merge onto S. Upper Wacker Drive/S. Wacker Drive. 111 South Wacker Drive is three blocks up Wacker Drive on the right.

VENTAS, INC.
111 SOUTH WACKER DRIVE
SUITE 4800
CHICAGO, IL 60606
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Ventas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ventas, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Vote 24 hours a day, 7 days a week.
If you vote by telephone or over the Internet, do not mail your proxy card.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VENTAS, INC. The Board of Directors recommends a vote “FOR” each of the listed director-nominees and “FOR” Proposals 2 and 3.

		For	Against	Abstain

1.	Election of ten (10) directors to terms expiring at the 2012 Annual Meeting of Stockholders:

	1a. Debra A. Cafaro	☐	☐	☐
	1b. Douglas Crocker II	☐	☐	☐
	1c. Ronald G. Geary	☐	☐	☐
	1d. Jay M. Gellert	☐	☐	☐
	1e. Matthew J. Lustig	☐	☐	☐
	1f. Robert D. Reed	☐	☐	☐
	1g. Sheli Z. Rosenberg	☐	☐	☐
	1h. Glenn J. Rufrano	☐	☐	☐
	1i. James D. Shelton	☐	☐	☐
	1j. Thomas C. Theobald	☐	☐	☐

	For	Against	Abstain

2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2011:	☐	☐	☐

3. Advisory vote on executive compensation:	☐	☐	☐

The Board of Directors recommends a vote for every “1 YEAR” on Proposal 4.	1 Year	2 Years	3 Years	Abstain

4. Advisory vote as to the frequency of advisory votes on executive compensation:	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy. Where more than one owner is shown above, each should sign. If signing in a fiduciary or representative capacity, please give your full title as such. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and 2010 Annual Report (consisting of the 2010
Chairman’s Letter to Investors and 2010 Form 10-K) are available at www.proxyvote.com.

VENTAS, INC.
PROXY SOLICITED BY OR ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 12, 2011
The undersigned, revoking all prior proxies, hereby appoints Debra A. Cafaro and Richard A. Schweinhart, and each of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 8:00 a.m. local time on Thursday, May 12, 2011, at 111 South Wacker Drive, 29th Floor, Chicago, Illinois, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on matters described in the Notice of Annual Meeting and Proxy Statement as indicated on the reverse side hereof, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.
When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted (1) “FOR” each director-nominee, (2) “FOR” the ratification of the selection of Ernst & Young as the independent registered public accounting firm for fiscal year 2011, (3) “FOR” the advisory vote on executive compensation, and (4) every “1 YEAR” as to the frequency of advisory votes on executive compensation.
PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE